UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Under § 240.14a-12

CSW INDUSTRIALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Invitation to 2016 Annual

Meeting of Stockholders

Monday, August 8, 2016

10:00 a.m., local time

Hilton Dallas Lincoln Centre

5410 Lyndon B. Johnson Freeway

Dallas, Texas 75240

Dear Fellow Stockholder:

On behalf of your Board of Directors, I am pleased to invite you to attend CSW Industrials’ 2016 Annual Meeting of Stockholders. The attached Notice of Annual Meeting of Stockholders and Proxy Statement contain details of the business to be conducted.

Whether or not you are able to attend in person, we invite you to read this year’s proxy statement that highlights many of our key activities and accomplishments in fiscal 2016 and presents the matters for which we are seeking your vote at the 2016 Annual Meeting.

Fiscal year 2016 was an exciting year as we successfully completed our spin-off from Capital Southwest Corporation on September 30, 2015 and began our journey as an independent, publicly traded company. We are confident that through the spin-off, we have created a strong standalone company, with the resources and capabilities necessary to execute on our strategic plans and create additional stockholder value in the coming years.

The 2016 Annual Meeting of Stockholders and the related proxy statement disclosures are our first as an independent company. We hope the proxy statement sets the intended tone for how we will provide information to you, demonstrating our commitment to simply and clearly explain the information you need.

Your vote is very important to us and to our business. Prior to the meeting, I encourage you to sign and return your proxy card, or use telephone or Internet voting, so that your shares will be represented and voted at the meeting. You can find instructions on how to vote beginning on page 12.

I hope to see you at the meeting. Thank you in advance for voting and for your continued support of CSW Industrials.

Joseph B. Armes

Chairman and

Chief Executive Officer

2016 Proxy Statement	2

2016 Proxy Statement	3

Notice of Annual Meeting

of Stockholders

The 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of CSW Industrials, Inc. (the “Company”) will be held on Monday, August 8, 2016 at 10:00 a.m., local time, at the Hilton Dallas Lincoln Centre, which is located at 5410 Lyndon B. Johnson Freeway, Dallas, Texas 75240. Directions to the Annual Meeting and a map of the area are included in the proxy materials on the inside back cover and are also available online at www.proxyvote.com.

Stockholders of record of the Company’s common stock, par value $0.01 per share, at the close of business on June 20, 2016 are entitled to notice of and to vote at the Annual Meeting.

At the Annual Meeting, stockholders will vote on the following matters either in person or by proxy:

•	the election of one director to serve a term expiring at the 2019 annual meeting of stockholders;

•	an advisory vote to approve the Company’s executive compensation, or the “say on pay” vote;

•	an advisory vote on how often the Company conducts the advisory “say on pay” vote, with the Company recommending an annual vote;

•	ratification of the appointment of Grant Thornton LLP to serve as our independent registered public accounting firm for fiscal year 2017; and

•	transaction of any other business properly presented at the Annual Meeting.

The enclosed proxy statement contains other important information that you should read and consider before you vote.

The proxy statement and annual report to stockholders and any other proxy materials are available at www.proxyvote.com. For additional related information, please refer to the “Important Notice of Electronic Availability of Materials for the Stockholder Meeting to be held on August 8, 2016” in the enclosed proxy statement.

Your vote is important, and whether or not you plan to attend the Annual Meeting, your prompt cooperation in voting is greatly appreciated. We encourage you to vote using the Internet. It is convenient and saves us significant postage and processing costs. You may also vote by telephone or by mail. Instructions regarding all three methods of voting are included in the proxy card and the proxy statement.

Thank you in advance for voting and for your support of the Company.

By Order of the Board of Directors, Luke E. Alverson Senior Vice President, General Counsel and Secretary July 6, 2016

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. Page references are supplied to help you find additional information in this proxy statement.

2016 Annual Meeting of Stockholders

Date and Time: Record Date:	August 8, 2016, 10:00 a.m., local time June 20, 2016
Location:	Hilton Dallas Lincoln Centre, 5410 Lyndon B. Johnson Freeway, Dallas, Texas 75240

Voting Matters

	Board Vote Recommendation	Page Reference (for more detail)

Election of Directors	FOR each Director Nominee	15

Management Proposals:

Advisory Vote on Executive Compensation	FOR	53

Advisory Vote on Frequency of Executive Compensation Advisory Vote	FOR	55

Ratification of Auditors	FOR	60

How to Vote (page 12)

You can vote by any of the following methods:

•	Internet (www.proxyvote.com) until August 7, 2016

•	Telephone (1-800-690-6903) until August 7, 2016

•	Completing, signing and returning your proxy or voting instruction card before August 8, 2016

•	In person, at the annual meeting, if you are a registered stockholder. You may deliver a completed proxy card or vote by ballot at the meeting after presenting a valid, government-issued photo identification card.

2016 Proxy Statement	6

Governance Highlights

Board Independence	• Four out of five of our Board members are independent
• Our Chairman and CEO is our only management director
Board Composition	• The Board will regularly assesses its performance through Board and committee self-evaluations
• The Nominating & Corporate Governance Committee leads the full Board in considering Board competencies in light of Company strategy
Board Committees	• We have three committees—Audit; Compensation & Talent Development; and Nominating & Corporate Governance
• All committees are composed entirely of independent directors
Leadership Structure	• Our lead independent director works closely with our Chairman and CEO in fulfilling responsibilities and duties
• Among other duties, our lead independent director chairs executive sessions of the independent directors
Risk Oversight	• Our Board is responsible for risk oversight and has designated committees to have particular oversight of certain key risks
• Our Board oversees management as management fulfills its responsibilities for the assessment and mitigation of risks
Open Communication	• We encourage open communication and strong working relationships among the lead independent director, Chairman and other directors
• Our directors have access to management and employees
Director Stock Ownership	• Our directors are required to own five times their annual base retainer

Board Nominees (page 15)

Name	Age	Director Since	Occupation	Committee Memberships	Other Public Company Boards
Michael R. Gambrell	62	2015	Independent	Compensation & Talent Development;	None
			Corporate Director	Nominating & Corporate Governance

2016 Proxy Statement	7

Senior Management (page 23)

Name	Age	Position	Since
Joseph B. Armes*	54	Chairman and CEO	October 2015
Christopher J. Mudd*	55	President and	October 2015
		Chief Operating Officer
Gregg W. Branning*	55	Executive Vice President,	June 2016
		Chief Financial Officer
Luke E. Alverson*	38	Senior VP, General	February 2016
		Counsel and Secretary
Craig J. Foster	50	Senior VP & GM,	January 2016
		Specialty Chemicals
Mark H. Lee	50	Senior VP & GM,	January 2016
		Coatings, Sealants
		& Adhesives
Don J. Sullivan	53	Senior VP & GM,	January 2016
		Industrial Products

  *Denotes executive officer

Executive Compensation Highlights (page 25)

Objectives and Principles

Our key compensation objectives are to attract and retain key leaders, reward current performance, drive future performance and align the long-term interests of our executives with those of our stockholders. We use the following principles to effect these objectives:

•

Compensation Should Be Primarily Performance-Based—a significant portion of our executives’ total compensation should be tied to how well they perform individually and should be “at risk” based on how well the Company performs consistent with our business objectives.

•

Performance-Based Compensation Should Be Benchmarked—we believe internal performance metrics without comparison to an industry-appropriate, high performing external benchmark yield an incomplete measure of Company performance.

•

Compensation Levels Should Be Market Competitive—our executive compensation program is compared to relevant market data to ensure we encourage building long-term stockholder value and attract and retain the right talent.

•

Incentive Compensation Should Represent the Majority of Total Compensation—the proportion of an executive’s total compensation that is “at risk” based on individual or Company performance should increase with the scope and level of responsibilities.

•

Incentive Compensation Should Balance Short-Term and Long-Term Performance—we use annual cash incentive opportunities and equity-based awards to balance the Company’s short- and long-term performance objectives.

•

The Executive Compensation Program Should Be Reviewed Annually for Effectiveness—our Compensation & Talent Development Committee conducts an annual review of all executive compensation program components to ensure alignment with our compensation objectives.

2016 Proxy Statement	8

Executive Compensation Program Elements

Component	Form	Description

Base Salary	Cash	Fixed cash compensation based on responsibilities of the position and generally set at levels below the 50th percentile of companies within the benchmark peer group and the broader market

Annual Incentive	Performance Cash Award	Annual cash incentive for achievement of pre-determined financial and individual performance

Long-Term Incentive	Restricted Stock (50% of total grant value)	Vests ratably over a three-year period, has voting rights and eligible to receive dividends (if any) from date of grant

	Performance Shares (50% of total grant value)	Cliff vests at end of a three-year period based on TSR performance against the benchmark peer group
Other	Health, Welfare and Retirement Programs	Executives participate in benefit programs that are offered to other salaried employees, including:
• Employee Stock Ownership Plan
• Qualified 401(k) Plan

	Severance Benefits	Benefits for certain senior executives in the event of termination without cause

	Change-in-Control Benefits	Tied to long-term incentive plan awards

	Other Benefits	Enhanced vacation; no perquisites offered

Fiscal 2016 Executive Total Target Compensation Mix

2016 Proxy Statement	9

Fiscal 2016 Executive Compensation Summary (page 47)

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Joseph B. Armes	2016	250,000	—	1,873,052	850,681	1,058,726	9,402	24,188	4,066,049
Chairman and CEO
Christopher J. Mudd	2016	155,422	—	299,961	—	200,000	—	18,328	673,711
President and COO
Kelly Tacke(1)	2016	131,325	—	1,049,750	705,861	627,418	4,538	14,641	2,533,533
Former Chief
Financial Officer
Luke E. Alverson	2016	24,062	15,000	160,225	—	8,809	—	2,358	210,454
Senior VP, General
Counsel & Secretary

(1)	Ms. Tacke transitioned from her role with the Company effective June 15, 2016.

2016 Proxy Statement	10

PROXY STATEMENT FOR

THE 2016 ANNUAL MEETING OF STOCKHOLDERS

CSW Industrials, Inc.

5420 Lyndon B. Johnson Freeway, Suite 500

Dallas, Texas 75240

Solicitation

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of CSW Industrials, Inc., a Delaware corporation (the “Company”), of proxies to be voted at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held on Monday, August 8, 2016, and at any adjournments or postponements of this scheduled meeting. The use of “we,” “us” or “our” in this proxy statement refers to the Company.

IMPORTANT NOTICE OF ELECTRONIC AVAILABILITY OF MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON AUGUST 8, 2016

This proxy statement and the Company’s annual report for the year ending March 31, 2016 are also available electronically at www.proxyvote.com.

To access and review the materials electronically:

1.	Have your proxy card or voting instructions available.

2.	Go to www.proxyvote.com and input the 12-digit control number from the proxy card.

3.	Click the “2016 Proxy Statement” in the right column.

We encourage you to review all of the important information contained in the proxy materials before voting. If you would like to attend the Annual Meeting in person, please refer to the inside back cover of this proxy statement or www.proxyvote.com for directions to the meeting.

The proxy materials are being mailed to stockholders on or about July 6, 2016.

Cost of Proxy Solicitation

The solicitation of proxies is made by our Board and will be conducted primarily by mail. Brokerage firms and other custodians, nominees and fiduciaries are reimbursed by the Company for reasonable out-of-pocket expenses that they incur to send proxy materials to stockholders and solicit their votes. In addition to this mailing, proxies may be solicited, without extra compensation, by our officers and employees, by mail, telephone, facsimile, electronic mail and other methods of communication. The Company bears the full cost of soliciting proxies. The Company has also retained Alliance Advisors to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation and will request brokerage houses and other nominees, fiduciaries and custodians to forward soliciting materials to beneficial owners of the Company’s common stock, par value $0.01 per share (“common stock”). For these services, the Company will pay Alliance Advisors a fee of $8,000 plus reimbursement for reasonable out-of-pocket expenses.

2016 Proxy Statement	11

Stockholders Sharing an Address

To reduce the expenses of delivering duplicate proxy materials, we deliver one annual report and proxy statement to multiple stockholders sharing the same mailing address unless otherwise requested. We will promptly send a separate annual report and proxy statement to a stockholder at a shared address upon request at no cost. Stockholders with a shared address may also request that we send a single copy in the future if we are currently sending multiple copies to the same address. Requests related to delivery of proxy materials may be made by calling Investor Relations at 972.233.8242 or by writing to CSW Industrials, Inc., Attention: Investor Relations, 5420 Lyndon B. Johnson Freeway, Suite 500, Dallas, Texas 75240. Stockholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker-dealer or similar organization to request information about this “householding” procedure.

Voting

Who May Vote and Number of Votes

If you are a stockholder of record at the close of business on June 20, 2016 (the “Record Date”), you may vote on the matters proposed in this proxy statement. You have one vote for each share you own.

Quorum for the Meeting

A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting and represented in person or by proxy constitutes a quorum. A quorum is necessary to conduct business at the Annual Meeting. You are part of the quorum if you have voted. Shares that the holder abstains from voting on a particular proposal are counted as present at the meeting for purposes of determining a quorum.

Broker non-votes are also counted as present for purposes of determining a quorum. A “broker non-vote” occurs when a broker holding shares in “street name” for a beneficial owner is represented in person or by proxy at the meeting but does not vote on a particular proposal because the broker has not received voting instructions from the beneficial owner and cannot or chooses not to vote the shares in its discretion for that particular proposal.

Counting of Votes

The voting standards required to elect directors and approve the other proposals, as well as the treatment of abstentions and broker non-votes, are described with each proposal under the respective “Required Vote and Recommendation” heading.

Only “votes cast” count in the voting results, and withheld votes and abstentions are not considered votes cast. If your shares are held through a broker, your vote instructs the broker how you want your shares to be voted. If you vote on each proposal, your shares will be voted in accordance with your instructions. Brokers may vote shares they hold in “street name” on behalf of beneficial owners who have not voted with respect to certain “routine” matters. The proposal to ratify the appointment of Grant Thornton LLP (Proposal Four) is considered a routine matter, so brokers may vote shares on this matter in their discretion if no voting instructions are received. However, the election of directors (Proposal One), the advisory vote on executive compensation (Proposal Two), and the advisory vote on the frequency of conducting the advisory vote on executive compensation (Proposal Three) are NOT considered routine matters, so brokers have no discretion to vote shares for which no voting instructions are received, and no vote will be cast if you do not vote on those items. We therefore urge you to vote on ALL voting items.

The advisory vote on executive compensation, as well as the advisory vote on the frequency of conducting the advisory vote on executive compensation, are non-binding, meaning that our Board is not obligated to take any actions, or to adjust our executive compensation programs or policies, as a result of the vote.

2016 Proxy Statement	12

There are no dissenters’ rights of appraisal with respect to the matters to be acted upon at the meeting.

At the close of business on the Record Date, 15,718,188 shares of common stock were issued and outstanding (excluding treasury shares) that may be voted at the Annual Meeting.

How to Vote

Voting by Holders Whose Shares Are Registered in the Name of a Brokerage Firm or Bank. If your shares are held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from your nominee, which you must follow in order to have your shares voted. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy from the broker, bank or other nominee that holds their shares to confirm their stockholder status for entry into the Annual Meeting.

Voting by Holders for Whose Shares Are Registered Directly in the Name of Stockholder. If you hold your shares in your own name as a holder of record, you must vote your shares in person at the Annual Meeting or instruct the proxy holders named on the proxy card how to vote your shares by either (i) using the Internet website or the toll-free telephone number set forth below or (ii) signing, dating and mailing the enclosed proxy card to our independent proxy tabulation firm, Broadridge Investor Communications Services (“Broadridge”), in the enclosed envelope. Each of these voting methods is described below:

•

Vote by Internet. You have the option to vote using the Internet at www.proxyvote.com by following the on-screen instructions that will direct you how to vote your shares. Internet voting is available 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time, on August 7, 2016. Have your proxy card available when you access the Internet website. IF YOU VOTE BY INTERNET, YOU DO NOT NEED TO RETURN A PROXY CARD.

•

Vote by Telephone. You have the option to vote by telephone by calling toll-free to 1.800.690.6930 from the United States and Canada and following the series of voice instructions that will direct you how to vote your shares. Have your proxy card available when you place your telephone call. Telephone voting is available 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time, on August 7, 2016. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN A PROXY CARD.

•

Vote by Mail. You may mark the enclosed proxy card, sign and date it and return it to Broadridge in the enclosed envelope as soon as possible before the Annual Meeting. Your signed proxy card must be received by Broadridge prior to the date of the Annual Meeting for your vote to be counted at the Annual Meeting.

•

Vote in Person. If you are a registered stockholder and attend the Annual Meeting in person, you may deliver a completed proxy card or vote by ballot at the Annual Meeting upon presentation of valid, government issued photo identification.

Changing Your Vote

If you are a registered stockholder, you may revoke your proxy at any time before it has been exercised at the Annual Meeting by:

•	timely mailing in a revised proxy dated later than the prior submitted proxy;

•	timely notifying the Corporate Secretary in writing that you are revoking your proxy;

•	timely casting a new vote by telephone or the Internet; or

•	appearing in person and voting by ballot at the Annual Meeting.

If you are a beneficial stockholder, please contact your bank, broker or nominee for instructions on how to change your vote.

2016 Proxy Statement	13

Vote Tabulations

Tabulation of voted proxies will be handled by Broadridge, an independent firm. Broadridge is the inspector of elections for the Annual Meeting.

Stockholder Proposals and Nominations

The rules of the SEC provide that certain stockholder proposals may be eligible for inclusion in our 2017 proxy statement. These stockholder proposals must comply with the requirements of Rule 14a-8, including a requirement that stockholder proposals be received by the Corporate Secretary no later than March 8, 2017. We strongly encourage any stockholder interested in submitting a proposal to contact the Corporate Secretary in advance of this deadline to discuss the proposal. The Nominating & Corporate Governance Committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals.

Alternatively, under the Company’s Bylaws, if a stockholder does not want to submit a proposal for inclusion in our proxy statement but wants to introduce it at our 2017 annual meeting, or intends to nominate a person for election to the Board directly (rather than by recommending such person as a candidate to our Nominating & Corporate Governance Committee as described below under “Board of Directors—Committees of the Board—Nominating & Corporate Governance Committee”), the stockholder must submit the proposal or nomination in writing between April 10, 2017 and May 10, 2017. If, however, the 2017 annual meeting is held more than 30 days before or more than 60 days after the anniversary of the 2016 Annual Meeting, the stockholder must submit any such proposal between (i) 120 calendar days prior to the 2017 annual meeting and (ii) the later of 90 calendar days prior to the 2017 annual meeting or 10 days following the date on which the date of the 2017 annual meeting is publicly announced. The stockholder’s submission must be made by a registered stockholder on his or her behalf or on behalf of a beneficial owner of the shares, and must include detailed information specified in our Bylaws concerning the proposal or nominee, as the case may be, and detailed information as to the stockholder’s interests in Company securities. We will not entertain any proposals or nominations at the 2017 annual meeting that do not meet these requirements.

If the stockholder does not comply with the requirements of the SEC, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. The Company’s Bylaws are posted on our website at www.cswindustrials.com under the “Investors—Corporate Governance” caption. To make a submission or to request a copy of the Company’s Bylaws, stockholders should contact our Corporate Secretary at the following address:

CSW Industrials, Inc.

5420 Lyndon B. Johnson Freeway, Suite 500

Dallas, Texas 75240

Attention: Corporate Secretary

2016 Proxy Statement	14

PROPOSAL ONE: ELECTION OF DIRECTORS

The Company’s Board currently consists of five directors. There are currently three classes of directors, and the members of each class hold office until the third succeeding annual meeting of stockholders after which they were elected. Following the Company’s spin-off from Capital Southwest Corporation in September 2015, the Board members were appointed to the classes set forth below. The Board has nominated Michael Gambrell, whose term of office is expiring at the 2016 Annual Meeting, to serve a new term that will expire at the 2019 annual meeting of stockholders. Biographical information for Mr. Gambrell is provided below under the headings “Board of Directors—Biographical Information—Nominee to Serve an Annual Term Expiring at the 2019 Annual Meeting of Stockholders.”

Required Vote and Recommendation

Our Bylaws require that Board nominees will be elected by a plurality of the affirmative votes cast in person or represented by proxy. Abstentions and broker non-votes will have no effect on the determination of whether a plurality exists with respect to a given nominee. The nominees receiving the highest number of affirmative votes will be elected.

The individuals named as proxies on the enclosed proxy card will vote your proxy “FOR” the election of these nominees unless you instruct otherwise or you withhold authority to vote for any one or more of them. If any director is unable to stand for re-election, the Board may reduce the number of directors or choose a substitute. The nominee has indicated his willingness to serve as a director, and we have no reason to believe the nominee will not be able to stand for re-election.

The Board recommends that you vote “FOR” the election of Mr. Gambrell to serve as a director.

Board of Directors—Biographical Information

Nominees to Serve a Term Expiring at the 2019 Annual Meeting of Stockholders

Michael R. Gambrell, age 62, has served as a director since September 2015. Mr. Gambrell is a member of the Compensation & Talent Development and the Nominating & Corporate Governance Committees. He is a former Executive Vice President of The Dow Chemical Company, a publicly traded chemicals company, and served as an advisor to the Chairman and CEO of Dow from 2011 to 2012. He retired in December 2012 after serving 37 years with Dow. During his time at Dow, Mr. Gambrell served on the company’s Executive Leadership Committee, Strategy Board, Sustainability Team and Geographic Leadership Council, and he is an ex officio member of Dow’s board of director’s Environment, Health and Safety Committee. In 2012, Mr. Gambrell founded GamCo, LLC, a privately-held company providing advisory services to public, private equity, and start-up companies as well as non-profit organizations. From 2012 to 2015, he served as Chairman of the Campbell Institute, and also served as a director and member of the Executive Committee and Strategic Planning Committee of the National Safety Council from 2011 to 2015. Mr. Gambrell formerly served as a director of TRW Automotive Inc. and as a member of the TRW audit committee, from 2007 until the company’s sale in 2015. He is also a Director Emeritus of the US-India Business Council. Mr. Gambrell served as a member of The University of Michigan Engineering Advisory Council from 2006 to 2012. From 2010 to 2012, Mr. Gambrell served on the U.S. Department of Commerce Manufacturing Council, which advises the Secretary of Commerce on matters related to the competitiveness of the U.S. manufacturing sector.

We believe Mr. Gambrell is well qualified to serve as a director due to his executive and board leadership experience and extensive knowledge of the chemicals industry, which provide a deep understanding of the Company’s products, customers, end markets, competitive landscape, and operational challenges and opportunities. In addition, Mr. Gambrell has extensive corporate development experience and integration expertise, as well as his knowledge and experience in addressing health, safety and environmental issues, which provide unique insight to the Company’s strategic growth plans.

2016 Proxy Statement	15

Directors Serving a Term Expiring at the 2017 Annual Meeting of Stockholders

Linda A. Livingstone, Ph.D., age 56, has served as a director since September 2015. Dr. Livingstone is the Chairman of the Compensation & Talent Development Committee and a member of the Audit and the Nominating & Corporate Governance Committees. She is currently Dean of The George Washington University School of Business. Prior to her current position, she served as Dean of the Graziadio School of Business and Management at Pepperdine University from June 2002 through July 2014. Dr. Livingstone began her academic career at Baylor University, where she served for eleven years as an Assistant and then Associate Professor of Management and most recently as Associate Dean for Graduate Programs. From 2010 to 2016, Dr. Livingstone served as a member of the Board of Directors for the Association to Advance Collegiate Schools of Business, the preeminent international accrediting body for business schools, including serving as chair of the Board of Directors from 2014 to 2015. Dr. Livingstone is the immediate past Chair of the Board of Directors of Oaks Christian School in Westlake Village, California, currently serves on the Board of Directors at Trinity Christian School in Fairfax, Virginia, and is a former Board Member of the Graduate Management Admissions Council, the organization that administers the GMAT exam.

We believe Dr. Livingstone is well qualified to serve as a director due to her extensive experience as an administrator and educator in the field of business administration, which provide a valuable perspective on strategic planning, corporate governance, compliance, executive compensation and leadership development matters.

William F. Quinn, age 68, has served as a director since September 2015. Mr. Quinn is the Chairman of the Audit Committee and a member of the Compensation & Talent Development and the Nominating & Corporate Governance Committees. From April 2009 through September 2015, he served as Executive Chairman and Founder of American Beacon Advisors, a mutual fund advisory firm. Mr. Quinn also serves as Independent Trustee of the National Railroad Retirement Investment Trust. Mr. Quinn served as President and CEO of American Beacon Advisors from the time the firm was created in 1986 until 2009. Mr. Quinn joined American Airlines’ former subsidiary, Sky Chefs Inc., in 1974 and became Vice President and Controller in 1978. He served as Assistant Treasurer of American Airlines from 1979 to 1986 with responsibility for overseeing and managing the American Airlines short-term cash portfolio and pension funds. Prior to joining American Airlines, Mr. Quinn worked for Arthur Young & Company in New York. Mr. Quinn is a former Chairman of the Committee for the Investment of Employee Benefits (CIEBA), a nationally recognized organization of large corporate pension funds. In prior roles, he has served on the boards of the American Airlines Federal Credit Union, Crescent Real Estate Equities, Inc., the publicly traded Special Acquisition Companies affiliated with Thomas Hicks and the American Beacon mutual funds.

We believe Mr. Quinn is well qualified to serve as a director due to his extensive financial, accounting and executive compensation expertise as well as through his executive and board leadership experience.

Directors Serving a Term Expiring at the 2018 Annual Meeting of Stockholders

Joseph B. Armes, age 54, has served as the Company’s Chairman of the Board of Directors and Chief Executive Officer since September 2015. Mr. Armes also served as a member of the Board and President of the Company from November 2014 to September 2015. Prior to the Company’s spin-off from Capital Southwest Corporation, a capital provider to middle market companies, in September 2015, Mr. Armes served as the Chief Executive Officer and President of Capital Southwest Corporation from June 2013 to September 2015. He currently serves as Chairman of the Capital Southwest Corporation board of directors, a position he has held since January 2014. Since December 2013, Mr. Armes has served as a board member and as audit committee chairman for RSP Permian, Inc., an independent oil and natural gas exploration and production company. From 2005 to 2010, Mr. Armes served as the Chief Operating Officer of Hicks Holdings LLC, a private investment firm. Prior to 2005, he served as Executive Vice President, Chief Financial Officer and General Counsel of Hicks Sports Group, LLC, an owner and manager of various professional sports teams. Rangers Equity

2016 Proxy Statement	16

Holdings GP LLC, a subsidiary of Hicks Sports Group LLC, had an involuntary bankruptcy petition filed against it in the U.S. Bankruptcy Court for the Northern District of Texas on May 28, 2010. He also previously served as Executive Vice President and General Counsel of Suiza Foods Corporation (now Dean Foods Company), a publicly traded food and beverage company, and as Vice President and General Counsel of The Morningstar Group, Inc., a publicly traded food and beverage company.

We believe Mr. Armes is well qualified to serve as a director due to his position as the Company’s Chief Executive Officer, which provides the Board with intimate knowledge of the Company’s day-to-day operations. Mr. Armes also has broad executive and board leadership experience, compliance and governance expertise, and extensive corporate development experience, which supports the Company’s strategic growth plans.

Robert M. Swartz, age 64, has served as a director since September 2015. Mr. Swartz serves as the lead independent director of the Company’s Board. He also serves as Chairman of the Nominating & Corporate Governance Committee and as a member of the Audit and the Compensation & Talent Development Committees. Since January 2011, Mr. Swartz has served as the Executive Vice President and Chief Operating Officer for Glazer’s, Inc., a privately held distributor of wines and spirits. Previously, Mr. Swartz was Managing Director and Partner of Hicks Equity Partners LLC, a privately held investment firm. Since 2011, Mr. Swartz has served on the board of directors of Arrow Environmental Services LLC. From September 2009 to March 2015, Mr. Swartz served on the board of directors of Resolute Energy Corporation, and from 2011 through 2015, served on the board of directors of Ocular LCD, Inc. Mr. Swartz also served in various executive positions at Centex Corporation from 1999 to 2007.

We believe Mr. Swartz is well qualified to serve as a director due to his experience and expertise in corporate development, finance and accounting. Mr. Swartz also has extensive executive and board leadership experience as well as deep operational expertise.

Role of the Board; Corporate Governance Matters

The Board has a duty to oversee the Chief Executive Officer and other senior management in the competent and ethical operation of the Company on a day-to-day basis and help ensure that our stockholders’ best interests are being served. In its efforts to satisfy this duty, the Board has established Corporate Governance Guidelines designed to promote effective oversight of the Company’s business affairs that the Board monitors, which it updates as it deems appropriate.

The guidelines set parameters for the director selection process and the composition of the Board and its committees. They also determine the formal process for review and evaluation of the Chief Executive Officer, as well as succession planning and management development. The guidelines further establish policies for director compensation and review of individual directors and the Board’s performance. The guidelines also require a director who is also a Company employee to offer his or her resignation when such director’s employment with the Company ends. Additionally, these guidelines establish age limits for directors.

Further, the guidelines require that a majority of the Board members satisfy applicable independence requirements set forth in NASDAQ listing rules and under applicable law. Only those directors who have no material relationship with the Company (except in his or her role as a director) are deemed independent. The Board has determined that, other than Mr. Armes, the Company’s Chairman and Chief Executive Officer, each member of the Board, including the director nominated for re-election, meets the independence standards set forth in the applicable rules of the SEC and NASDAQ. In making this determination, the Board considered that Mr. Gambrell is the sole member of GamCo, LLC, a consulting firm from which the Company receives strategic advisory services. As discussed under “Board of Directors Compensation”, the Company pays GamCo, LLC $100,000 per year for such services. The Board determined that this relationship did not impair Mr. Gambrell’s independence, whether under applicable rules of the SEC and NASDAQ or otherwise.

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The Company’s Corporate Governance Guidelines, as well as the Company’s Code of Business Conduct and Ethics, are available on the Company’s website at www.cswindustrials.com under the “Investors—Corporate Governance” caption.

Board Leadership Structure and Risk Oversight

The Board believes that it is important to retain flexibility to allocate the responsibilities of the positions of Chairman of the Board and Chief Executive Officer in a manner that it believes is in the best interests of the Company and its stockholders. The Board does not have a policy with respect to whether the Chief Executive Officer should also serve as Chairman. Rather, the Board considers this issue as part of the succession planning process and makes this decision based on its evaluation of current circumstances and the needs of the Company at any time it is considering the Chief Executive Officer role. Based on Mr. Armes’ significant knowledge of the Company, the Board has concluded that combining the roles of Chairman and Chief Executive Officer is in the best interests of the Company and its stockholders at this time to promote the pursuit of the Company’s business objectives and strategic growth plans.

The Board also believes in the importance of placing an independent director in a position of leadership and oversight on the Board, and has appointed Mr. Swartz as the lead independent director for the Board. Among other responsibilities, the lead independent director convenes and chairs regular and special executive sessions of the independent directors and serves as a liaison between the independent directors and our Chairman and CEO, facilitating a more efficient exercise of the Board’s fiduciary duties in the current structure. We also believe the lead independent director further enhances independent oversight by providing input on the Board’s annual schedule and collaborating with the Chairman and Chief Executive Officer on the agendas for all Board meetings. Additionally, the lead independent director provides support and advice to the Chairman and Chief Executive Officer, reinforcing the reporting relationship, and accountability, of the Chief Executive Officer to the Board.

The Company’s Chief Executive Officer and other members of senior management are responsible for the ongoing assessment and management of the risks the Company faces, including risks relating to capital structure, liquidity and credit, financial reporting and public disclosure, operations and governance. The Board and each of the Board’s three committees (the Audit Committee, Compensation & Talent Development Committee and Nominating & Corporate Governance Committee) oversee senior management’s policies and procedures in addressing these and other risks that fall within the scope of the Board’s and the committees’ respective areas of oversight responsibility. For example, the Board directly oversees risk management relating to strategic planning and risk management relating to capital structure and liquidity, the Nominating & Corporate Governance Committee directly oversees risk management relating to director independence and corporate governance, and the Compensation & Talent Development Committee directly oversees risk management relating to employee compensation, organizational design and leadership succession planning. Additionally, the Audit Committee directly oversees risk management relating to financial reporting and public disclosure and legal and regulatory compliance and reviews and discusses, in a general manner, the process by which the Board and its committees oversee senior management’s exercise of risk management responsibilities. The Board is regularly informed through committee reports of each committee’s activities in overseeing risk management within their respective areas of oversight responsibility.

Meetings of the Board

The Board held four meetings in fiscal 2016, which was a partial year following the Company’s spin-off from Capital Southwest Corp. Executive sessions of non-employee directors are normally held at each regular Board meeting. Any non-employee director may request that additional executive sessions be scheduled. Stockholders may communicate with the Company’s non-employee directors by following the instructions set forth under “—Stockholder Communications with the Board” below. In fiscal 2016, each director attended at least 75% of the meetings of the Board and the committees on which he or she served during the period for which he or she has been a director.

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Stockholder Communications with the Board

Stockholders and other interested parties may communicate with the Board directly by writing to: Robert Swartz, Lead Independent Director, c/o CSW Industrials’ Corporate Secretary, CSW Industrials, Inc., 5420 Lyndon B. Johnson Freeway, Suite 500, Dallas, Texas 75240. All such communications will be delivered to our lead independent director.

Committees of the Board

The Board maintains an Audit Committee, a Compensation & Talent Development Committee (“Compensation Committee”) and a Nominating & Corporate Governance Committee (“N&CG Committee”). Only independent directors are eligible to serve on Board committees. Each committee is governed by a written charter. The charters of the Audit Committee, Compensation Committee, and N&CG Committee are available on the Company’s website at www.cswindustrials.com under the “Investors—Corporate Governance” caption.

Committee Membership and Number of Meetings

The following table identifies the current members of each of the Board’s committees and the number of meetings held in fiscal 2016:

Name	Audit(1)	Compensation & Talent Development(2)	Nominating & Corporate Governance(2)

Michael R. Gambrell		X	X

Linda A. Livingstone	X	Chair	X

William F. Quinn	Chair	X	X

Robert M. Swartz	X	X	Chair

Number of Meetings Held	2	2	1

(1)

The Board has determined that Mr. Quinn qualifies as an audit committee financial expert under SEC rules and financially sophisticated for purposes of NASDAQ’s corporate governance requirements. The Board has also determined that all members of the Audit Committee are financially sophisticated, within the meaning of NASDAQ’s corporate governance requirements, and meet the independence standards of the SEC and NASDAQ.

(2)	The Board has determined that all members of the committee meet the independence standards of NASDAQ.

Audit Committee

The Audit Committee directly engages the Company’s independent auditors, pre-approves the scope of the annual external audit and pre-approves any audit and non-audit services to be provided by the independent auditor. The Audit Committee also meets with management and the independent auditors to review the annual and quarterly financial statements and considers the reports and recommendations of independent auditors pertaining to audit results, accounting practices, policies and procedures and overall internal controls.

The Audit Committee meets regularly with the independent auditors in executive sessions to discuss their reports on a confidential basis. In addition, the Audit Committee prepares and issues the “Report of the Audit Committee” included in this proxy statement.

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Compensation & Talent Development Committee

The Compensation Committee is responsible for establishing executive compensation for officers, including the Chief Executive Officer. As further discussed under “Executive Compensation,” decisions regarding compensation are made by the Compensation Committee in a manner that is intended to be internally equitable, externally competitive and act as an incentive for effective performance in the best interests of our stockholders, while adhering to and promoting the Company’s business objectives. The Compensation Committee is the administrator of the Company’s equity and incentive compensation plan for key employees. The Compensation Committee may, under certain circumstances, delegate routine or ministerial activities under this plan to management.

The Compensation Committee also reviews the recommendations of management regarding adjustments to the Company’s executive compensation programs. The Compensation Committee has engaged an independent executive compensation consultant, Longnecker & Associates, which assists the Compensation Committee in evaluating the Company’s compensation programs and adherence to the philosophies and principles stated below under “Executive Compensation—Compensation Discussion and Analysis.”

The Compensation Committee is also responsible for reviewing management succession plans and for recommending changes in director compensation to the Board. The Compensation Committee periodically reviews the organizational design, management development plans and managerial capabilities of the Company. The Compensation Committee also prepares and issues the “Compensation & Talent Development Committee Report” included in this proxy statement.

Nominating & Corporate Governance Committee

The N&CG Committee is responsible for making recommendations to the Board for the positions of Chairman of the Board and Chief Executive Officer. The N&CG Committee is also responsible for recommending candidates for membership to the Board. Prior to considering director nominee candidates, the N&CG Committee assesses the appropriateness of the Board’s current size and composition and whether any vacancies on the Board are expected due to retirement, age limits or other factors. If additional directors are needed or vacancies are anticipated or otherwise arise, the N&CG Committee utilizes a variety of methods for identifying and evaluating director nominee candidates.

The identification and evaluation of director candidates begins with the Company’s Corporate Governance Guidelines, which establish the criteria for Board membership. As a starting point under the Guidelines, the N&CG Committee assesses a director candidate’s judgment, skill, diversity, integrity, experience with business and other organizations of comparable size, as well as the interplay of the candidate’s experience with the experience of current Board members. In evaluating these characteristics, including diversity, the Board considers individual qualities and attributes, such as educational background, professional skills, business experience and cultural viewpoint, as well as more categorical diversity metrics, such as race, age, gender and nationality. This consideration is implemented through the selection process for director nominees, and the Board assesses its effectiveness in promoting diversity through an annual self- assessment process that solicits feedback concerning the appropriateness of the Board’s diversity, among other critical performance factors.

The N&CG Committee considers various potential director candidates who may come to the attention of the N&CG Committee through current Board members, professional search firms, stockholders or other persons. A stockholder desiring to recommend a candidate for election to the Board should submit a written notice, as required by the Company’s

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Bylaws, including the candidate’s name and qualifications to our Corporate Secretary, who will refer the recommendation to the N&CG Committee. The N&CG Committee may require any stockholder-recommended candidate to furnish such other information as may reasonably be required to determine the eligibility of such recommended candidate or to assist in evaluating the recommended candidate. The N&CG Committee may require the submission of a fully completed and signed Questionnaire for Directors and Executive Officers on the Company’s standard form and a written consent by the stockholder-recommended candidate to serve as a director, if so elected.

All identified candidates, including stockholder-recommended candidates, are evaluated by the N&CG Committee using generally the same methods and criteria, although those methods and criteria may vary from time to time depending on the N&CG Committee’s assessment of the Company’s needs and current situation.

The N&CG Committee is also responsible for preparing materials for the Chief Executive Officer’s annual performance review conducted by the Board. Further, the N&CG Committee reviews and recommends, as deemed appropriate, changes to the Company’s corporate governance policies consistent with SEC rules and NASDAQ corporate governance requirements.

Board of Directors Compensation

The following table sets forth certain information with respect to our non-employee director compensation for the fiscal year ended March 31, 2016. Compensation information for Mr. Armes is set forth below under “Executive Compensation—Summary Compensation Table.” Mr. Armes did not receive any compensation solely for service as a director.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)	All Other Compensation ($)		Total ($)

Michael R. Gambrell	42,000		74,998	66,664	(3)	183,662

Linda A. Livingstone	52,000		74,998	—		126,998

William F. Quinn	55,688		74,998	—		130,686

Robert M. Swartz	62,875	(4)	74,998	—		137,873

(1)

Eligible non-employee directors received an annual equity grant of 2,435 shares of restricted stock on October 1, 2015, following the Company’s spin-off from Capital Southwest Corporation. The amounts shown in this column reflect the grant date fair value of the awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, “Compensation—Stock Compensation”, and are calculated using a price per share of $30.80, the closing market price of the Company’s common stock as quoted by NASDAQ on the date of grant. Assumptions used in the valuations are discussed in Note 5 to the Company’s audited consolidated financial statements for the year ended March 31, 2016 in the Annual Report on Form 10-K filed on June 8, 2016.

(2)

The current non-employee directors each had 2,435 shares of restricted stock outstanding at March 31, 2016. The non-employee directors did not have any stock option awards outstanding at March 31, 2016.

(3)

Includes amounts paid by the Company to GamCo LLC under a Consulting Agreement, dated August 1, 2015. Mr. Gambrell is the founder and sole member of GamCo LLC. Under the terms of the Consulting Agreement, Mr. Gambrell provides consulting services to the Company regarding strategy, corporate development and acquisition integration. The Consulting Agreement provides for an annual consulting fee of $100,000, payable in monthly installments. Amounts shown in the table represent the fees paid by the Company under the Consulting Agreement during fiscal 2016.

(4)	Includes an additional cash retainer for services as lead independent director of the Board.

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2016 Director Compensation Elements

In 2016, non-employee directors received, as applicable: (a) an annual cash retainer of $60,000; (b) an annual cash retainer for services as lead independent director of $23,750; (c) equity compensation with a target value of $75,000; and (d) committee chair and meeting participation fees according to the following schedule:

Director Fee Element	Fees ($)

Full Board Meeting Fee (per meeting)	2,000

Lead Independent Director Retainer (annual)	23,750

Audit Committee Chair Retainer (annual)	19,375

Audit Committee Meeting Fee (per meeting)	2,000

Compensation Committee Chair Retainer (annual)	12,000

Compensation Committee Meeting Fee (per meeting)	2,000

N&CG Committee Chair Retainer (annual)	10,000

N&CG Committee Meeting Fee (per meeting)	2,000

Directors are also eligible to receive special additional compensation when performing services that have been determined by the Board to be well above and beyond the normal director service requirements. The Board has not set a compensatory rate for such services, and no fees were paid for this purpose in 2016. The compensation elements and amounts were established by the Board after review of data prepared by Longnecker & Associates, the Compensation Committee’s independent consultant, showing competitive director compensation levels for peer companies and the Company’s benchmark peer group, which is discussed under “Executive Compensation.”

The equity portion of non-employee director compensation is provided in the form of restricted stock of the Company having a $75,000 market value at the time of grant. The Company anticipates making these annual non-employee director equity grants on October 1 of each year. Voting rights accompany such restricted stock, which fully vest after the earlier of one year from the date of grant, the termination of the director’s service due to death or disability or a change in control. Under the Company’s Common Stock Ownership and Retention Guidelines, all non-employee directors are expected to own shares of Company common stock with a value at least five times his or her annual cash retainer (currently valued at $300,000) by his or her fifth anniversary of Board service. For 2016, all non-employee directors were in process of meeting the stock ownership guidelines and in compliance with Company policy.

Lead Independent Director Compensation

The lead independent director of the Board receives an annual cash service fee in addition to the annual cash retainer and cash meeting service fees. This annual service fee is set at $23,750. Mr.  Swartz receives this additional compensation on a quarterly basis.

Compensation Committee Interlocks and

Insider Participation

During 2016, the members of the Compensation Committee included Dr. Livingstone (Chair), Mr. Gambrell, Mr. Quinn and Mr. Swartz. None of the members of the Compensation Committee were at any time during 2016 an officer or employee of the Company. None of our executive officers serve as a member of the board of directors or a compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

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SENIOR MANAGEMENT

The following sets forth certain information regarding the Company’s senior management. Information pertaining to Mr. Armes, who is both Chairman of the Board and an executive officer of the Company, is presented above under “Board of Directors—Biographical Information—Directors Serving a Term Expiring at the 2018 Annual Meeting of Stockholders.”

Name	Age	Position With the Company

Joseph B. Armes*	54	Chairman and Chief Executive Officer

Christopher J. Mudd*	55	President and Chief Operating Officer

Gregg W. Branning*	55	Executive Vice President, Chief Financial Officer

Luke E. Alverson*	38	Senior VP, General Counsel and Secretary

Craig J. Foster	50	Senior VP & GM, Specialty Chemicals

Mark H. Lee	50	Senior VP & GM, Coatings, Sealants & Adhesives

Don J. Sullivan	53	Senior VP & GM, Industrial Products

*Denotes	executive officer

Christopher J. Mudd has served as President and Chief Operating Officer of the Company since September 2015. Prior to the Company’s spin-off from Capital Southwest Corporation, a capital provider to middle market companies, in September 2015, he served as Senior Vice President, Operations of Capital Southwest from January 2015 to September 2015. From 2003 to December 2014, Mr. Mudd served as president and general manager at Dexco Polymers LP, a joint venture of Dow Chemical and ExxonMobil, which was acquired in 2011 by TSRC Corporation, a publicly traded chemical company. From 1998 to 2002, Mr. Mudd was the Senior Commercial Manager for Energy and Fuels at Dow Hydrocarbons and Resources. Prior to 1998, he served in various positions of increasing responsibility at The Dow Chemical Company.

Gregg W. Branning has served as Executive Vice President and Chief Financial Officer since June 2016. From September 2012 to March 2016, he served as Senior Vice President, Chief Financial Officer and Secretary of Myers Industries, Inc., a polymer products manufacturer. From December 2008 to August 2012, he served as Vice President Finance and Chief Financial Officer for Thomson Industries, a subsidiary of Danaher Corporation.

Luke E. Alverson has served as Senior Vice President, General Counsel and Secretary since February 2016. From May 2008 to February 2016, he held roles of increasing responsibility with Flowserve Corporation, a leading global manufacturer of fluid motion control products and provider of related services, serving most recently as Vice President, Corporate Legal Services and Assistant Secretary. Prior to 2008, Mr. Alverson was associated with the law firms of Vinson & Elkins, LLP in Dallas, Texas, and Hallett & Perrin, P.C., in Dallas, Texas.

Craig J. Foster has served as Senior Vice President & General Manager, Specialty Chemicals since January of 2016. From June 2015 to August 2015, Mr. Foster was Vice President and General Manager, Elastomers Division, at Zeon Chemicals, a Japanese specialty chemicals company. From 1995 to June 2015, he served in positions of increasing responsibility with Flint Group, a specialty chemicals company serving food packaging and publications industries, where he was most recently regional president of China and India, president of EMEA and president of pigments, chips and resins. While at Flint Group, Mr. Foster also served as the functional executive responsible for the global operations of the company. Prior to his time at Flint, Mr. Foster served as purchasing supervisor at Akzo Nobel Coatings and also served in the U.S. Navy within the Nuclear Submarine Force and the Naval Mobile Construction Force.

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Mark H. Lee has served as Senior Vice President & General Manager, Coatings Sealants & Adhesives since January 2016. From January 2012 to December 2016, Mr. Lee served as Vice President and General Manager of Inpro/Seal LLC, and Managing Director of Asia Pacific for Waukesha Bearings Corporation, the global bearings and sealants business unit of Dover Corporation. Prior to 2012, he held leadership roles with Nalco Company, GE Plastics and Dow Corning, where he was responsible for specialty chemicals, sealants, adhesives and coatings.

Don J. Sullivan has served as the Senior Vice President & General Manager, Industrial Products of the Company since January 2016. From May 2015 to January 2016, Mr. Sullivan was the Chief Operating Officer for RectorSeal, one of the Company’s operating subsidiaries. From October 2010 to April 2015, he served as Division President of Goodman Global, a member of the Daikin Group, a leading global HVAC manufacturer. Prior to 2005, Mr. Sullivan held a variety of management positions at Carrier Corporation, a leading heating, air-conditioning and refrigeration solutions company, including sales, product management and general management.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Introduction. The following sections contain our Compensation Discussion and Analysis (“CD&A”). This CD&A provides an overview and analysis of our executive compensation program and policies and the material compensation decisions we have made for our principal executive officer, our principal financial officer and our other executive officers named in the “Summary Compensation Table” on page 47. We refer to this group of executive officers collectively as our “Named Executive Officers” throughout this document. During fiscal year ended March 31, 2016, our Named Executive Officers were:

•	Joseph B. Armes, Chairman and Chief Executive Officer (“CEO”) (principal executive officer);

•	Christopher J. Mudd, President and Chief Operating Officer;

•	Kelly Tacke, former Chief Financial Officer (“CFO”) (principal financial officer), who transitioned from her role in June 2016; and

•	Luke E. Alverson, Senior Vice President, General Counsel & Secretary.

Spin-Off From Capital Southwest Corporation. Prior to September 2015, the Company was a part of Capital Southwest Corporation (“CSWC”). On September 30, 2015, shares of the Company were distributed to CSWC stockholders of record on September 18, 2015 (the “Spin-Off,” and the date of distribution, the “Spin-Off Date”). The Company’s shares began trading publicly on October 1, 2015. In the Spin-Off, CSWC stockholders received one common share of the Company for each common share of CSWC owned prior to the Spin-Off.

In September 2015, the Board formed our Compensation Committee. The Compensation Committee is responsible for the Company’s executive compensation philosophy and programs after the Spin-Off, which are unrelated to the compensation programs that were in place under CSWC. As a newly independent public company, the Compensation Committee established the Company’s executive compensation philosophy, separate and apart from CSWC, and approved various compensation elements for the Named Executive Officers as employees of the Company. These actions determined the Company’s executive compensation for the last six months of fiscal 2016, and the Compensation Committee will determine executive compensation for fiscal 2017 and beyond. Prior to the Spin-Off Date, the Company did not conduct any material activities or operations and, accordingly, did not pay any compensation to Named Executive Officers or other employees.

CSWC Spin Off Compensation Plan and Employee Matters Agreement. Mr. Armes, Ms. Tacke and Mr. Mudd were executive officers of CSWC prior to the Spin-Off Date and received compensation from CSWC in their respective roles prior to the Spin-Off Date. In August 2014, CSWC adopted a compensation plan (the “CSWC Spin Off Compensation Plan”) consisting of grants of nonqualified CSWC stock options, CSWC restricted stock and cash incentive awards to certain officers of CSWC at the time, which included Mr. Armes and Ms. Tacke. The plan was intended to align the compensation of CSWC’s key officers with CSWC’s strategic objective of increasing the market value of its shares through a transformative transaction.

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In September 2015, CSWC’s board of directors determined that the consummation of the Spin-Off was a transformative transaction. In anticipation of the Spin-Off, the Company and CSWC also entered into an Employee Matters Agreement, dated September 8, 2015, to address certain employment, compensation and benefit matters after the Spin-Off Date. This agreement provided that the Company would assume all liability for wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other employee compensation or benefits paid or payable to Mr. Armes, Ms. Tacke and Mr. Mudd on or after the Spin-Off. It also provided that the employment relationships of these three transferring executives with CSWC were terminated effective with the Spin-Off, which resulted in new employment relationships being formed with the Company on October 1, 2015.

As a result of the Spin-Off and pursuant to the Employee Matters Agreement, equity awards Mr. Armes and Ms. Tacke received under the CSWC Spin Off Compensation Plan in 2014 were adjusted and converted into Company equity awards. As a result, Mr. Armes and Ms. Tacke were issued economically equivalent amounts of Company equity to convert each unvested CSWC restricted stock or stock option award outstanding prior to the Spin Off (i.e., in an amount consistent with the pro-rata share distribution to all CSWC stockholders). These conversion grants were issued on substantially the same terms and conditions (including with respect to vesting) as the prior CSWC equity grants. These equity issuances are discussed in this CD&A under “Additional Executive Compensation Information—CSWC Spin Off Compensation Plan” and are presented in the tables that follow the discussion. The cash incentive awards to be paid under the CSWC Spin Off Compensation Plan remained the liability of CSWC, as provided in the Employee Matters Agreement.

Named Executive Officer Compensation Presented. Our Board made executive compensation program-related decisions for the Company following the Spin-Off, which were independent from the compensation plans or programs established by CSWC in prior years. The primary focus of this CD&A is the executive compensation decisions made by our Board. Compensation amounts, if any, received by our Named Executive Officers under prior employment relationships with CSWC were not determined by our Board. To the extent such amounts remain CSWC’s responsibility, they are not presented or discussed in this CD&A.

The compensation paid to our Named Executive Officers discussed in this CD&A and the tables that follow reflects the amounts paid from the Spin-Off Date through the end of March 31, 2016, the end of our fiscal year. For Mr. Armes and Ms. Tacke, the compensation tables also show certain compensation elements received in connection with, or as a result of, the Spin-Off. The Company is required to disclose these amounts for various reasons; however, they represent economically equivalent conversions of existing CSWC equity that all CSWC shareholders were entitled to receive in connection with the Spin-Off, or cash incentives for which the Company is not responsible. Accordingly, the amounts shown do not necessarily represent additional compensation provided to the executive by our Company. This includes compensation amounts for which the Company assumed responsibility under the CSWC Spin Off Compensation Plan and related Employee Matters Agreement.

While the Company’s executive compensation philosophy was initially established following the Spin-Off, the Company has yet to complete a full annual compensation cycle. As such, the discussion of certain policies and practices for our executive compensation program contained in this CD&A reflects what action the Compensation Committee has taken following the Spin-Off, as well as what the Compensation Committee intends to implement in the Company’s first full annual compensation cycle and in future periods.

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Pay for Performance. The Compensation Committee, which is made up entirely of independent directors, determines the total amount and appropriate mix of compensation for our executive officers, including the Named Executive Officers. We believe that our compensation program is designed so that pay is aligned with the level of performance generated, with incentive compensation representing the majority of total compensation. Accordingly, the CEO had 81.1% of his target pay “at risk,” or dependent upon both the Company’s and his individual performance, and the other Named Executive Officers had on average 65.1% of their target pay “at risk”.

As discussed in more detail under “—Elements of the Executive Compensation Program—Annual Incentive Program”, our Named Executive Officers, as well as other Company employees, are eligible to receive a cash incentive payment based upon the Company’s financial performance against pre-established goals. Based on our 2016 results, our earnings before interest, taxes, depreciation and amortization (“EBITDA”) performance metric was 96.1% of our pre-established EBITDA goal. This resulted in an annual incentive award payout of 93.5% of target for our Named Executive Officers with respect to the EBITDA metric, reflecting our pay for performance philosophy.

As discussed in more detail under “—Elements of the Executive Compensation Program—Long-Term Incentives,” our Named Executive Officers, as well as other Company employees, are eligible to receive a payout of their performance shares based upon the Company’s financial performance against pre-established goals. For the fiscal 2016—fiscal 2018 performance period, certain of our Named Executive Officers received a portion of their equity incentive compensation in the form of performance shares, which vest, if at all, based on the Company’s total shareholder return (“TSR”) compared to the TSR performance of a defined peer group. The performance period for these awards has yet to be completed, so no vesting has occurred.

Executive Compensation Vote. Our shares of common stock began trading publicly in September 2015. We are submitting our executive compensation for approval for the first time at this Annual Meeting.

Compensation Objectives and Core Elements. Our key executive compensation objectives are to align the long-term interests of our executives with those of our stockholders, reward current performance, drive future performance and attract and retain key leaders. In pursuing these objectives, the Compensation Committee uses certain guiding principles in designing the elements of the executive compensation program.

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Consistent with these principles, the core elements of our executive compensation program consist of:

•	cash compensation, in the form of base salary and an annual incentive opportunity tied to EBITDA and individual performance against pre-established goals; and

•

long-term equity compensation, in the form of restricted stock that vests over time and performance shares that vest, if at all, based on the achievement of benchmarked stockholder return metrics designed to reinforce our business objectives and values.

Other benefits are provided to the Named Executive Officers that are generally consistent with those provided to other employees of the Company, including health plans and retirement benefits.

This CD&A is intended to facilitate a better understanding of the detailed information provided in our executive compensation tables that follow by analyzing such data within the context of our overall compensation program. To guide the discussion and analysis, we have organized our CD&A after this “Executive Summary” into the following sections:

•

Oversight of the Executive Compensation Program—This section describes the respective roles and responsibilities of the Compensation Committee and the Compensation Committee’s independent compensation consultant.

•

Executive Compensation Program Objectives and Principles—This section describes the objectives that guide our compensation programs and discusses the individual principles the Compensation Committee has established to drive our achievement of those objectives. This includes how our benchmark peer group is established and how compensation is benchmarked to market reference points.

•

Elements of the Executive Compensation Program—This section discusses the individual elements of our compensation program for the Named Executive Officers, including base salary, annual cash incentive opportunity, long-term equity incentives (including stock ownership requirements), and severance, change-in-control and certain other benefits.

•

Additional Executive Compensation Information—This section includes an overview of other important executive compensation programs and policies, including severance agreements, employment agreements, and specific discussion of the CEO’s compensation in 2016.

Oversight of the Executive Compensation Program

Our executive compensation program is administered by the Compensation Committee. Consistent with NASDAQ corporate governance requirements, the Compensation Committee is composed entirely of independent, non-employee members of the Board. As reflected in its charter, the Compensation Committee has overall responsibility for setting the compensation for our CEO and for approving the compensation of our other executive officers, including the other Named Executive Officers. The Compensation Committee also oversees the alignment of organizational design and management development in support of achieving our operational objectives and strategic plans. In doing so, it monitors the practices and processes designed to develop our organizational capabilities and leadership competencies.

The Compensation Committee has retained Longnecker & Associates (“Longnecker”) as its independent executive compensation consultant. Longnecker assists and advises the Compensation Committee on certain aspects of our executive compensation program, and it provides no other services to the Company. The services it provides include:

•	providing and analyzing competitive market compensation data;

•	analyzing the effectiveness of executive compensation programs and making recommendations, as appropriate;

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•	analyzing the appropriateness of the comparator benchmark peer group (discussed below); and

•	evaluating how well our compensation programs adhere to the philosophies and principles stated below under “—Executive Compensation Program Objectives and Principles.”

The Compensation Committee is also responsible for reviewing the management succession plan and for recommending changes in director compensation to the Board. The Compensation Committee periodically reviews the organizational design, management development plans and managerial capabilities of the Company. The Compensation Committee also prepares and issues the Compensation & Talent Development Committee Report included in this proxy statement.

Executive Compensation Program Objectives and Principles

Our key compensation objectives are to align the long-term interests of our executives with those of our stockholders, reward current performance, drive future performance and attract and retain key leaders. While the individual compensation elements may differ, the design of the executive compensation program is generally based on the same objectives as the overall compensation program provided to all Company employees. The Compensation Committee has established the following principles, which are meant to accomplish these compensation objectives and guide the design and administration of specific plans, agreements and arrangements for our executives, including the Named Executive Officers.

Compensation Should Be Primarily Performance-Based. The Compensation Committee believes that a significant portion of our executives’ total compensation should be tied to how well they perform individually and should be “at risk” based on how well the Company performs consistent with our business objectives. To accomplish this, the Compensation Committee uses a variety of targeted, performance-based compensation vehicles that are designed to incorporate performance criteria that promote our annual operating budget and long-term business strategy, build long-term stockholder value and avoid encouraging excessive risk-taking.

As the Compensation Committee believes that there should be a strong correlation between executive pay and Company performance, in years when our performance exceeds objectives established for the relevant performance period, executive officers should be paid more than 100% of the established target award. Conversely, when performance does not meet the established objectives, incentive award payments should be less than 100% of the established target level or eliminated altogether if performance is below threshold performance levels.

Performance-Based Compensation Should Be Benchmarked. The Compensation Committee believes that the use of internal performance metrics alone does not create a full picture of Company performance. Accordingly, the performance-based element of our executive compensation program also emphasizes and evaluates the Company’s performance relative to a peer group of specialty chemical and industrial manufacturers. This benchmark serves as a means to evaluate, on a comparative basis, how well we deliver results that build long-term stockholder value, which in turn allows us to better establish the performance expectations of senior management in leading the Company.

Our peer group used for compensation and performance benchmarking purposes in fiscal 2016 consisted of the following companies:

Flotek Industries Inc.	Landec Corp.	Methode Electronics	NN Inc.

Tredegar Corp.	Chase Corp.	Astec Industries	WD-40 Company

CTS Corp.	Orbotech Ltd.	Koppers Holdings	Futurefuel Corp.

Columbus McKinnon Corp.	Kraton Performance Polymers	OMNOVA Solutions	Gorman-Rupp Company

Innospec Inc.	Zep Inc.	Littelfuse, Inc.	LSB Industries

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The process for establishing the benchmark peer group began by identifying publicly traded manufacturing companies with a market capitalization of less than $2 billion. From this group of identified companies, the list was distilled by removing those companies that do not conduct business on a business-to-business basis. The list was then distilled further by removing those companies that do not manufacture and sell products falling into, or complimentary with, the Company’s industrial, specialty chemicals or coatings, sealants and adhesives products and markets. This process produced the list of companies identified above.

At the beginning of fiscal 2016, the Compensation Committee updated the benchmark peer group to remove Zep, Inc., which had been acquired in 2015, and to include Quaker Chemical, the selection of which was determined consistent with the criteria used for the benchmark peer group’s initial establishment.

Compensation Levels Should Be Market Competitive. To encourage building long-term stockholder value and the attraction and retention of executive talent, the Compensation Committee reviews market compensation survey data compiled and prepared by management, which is also reviewed by Longnecker, to evaluate how and whether our executive compensation program is market competitive. The survey data used by the Compensation Committee is gathered from two sources: (i) information from Longnecker for comparable executive positions within the benchmark peer group, as identified above; and (ii) information from the Hay Group, which we sometimes refer to as the broad or broader market. The Compensation Committee recognizes that potential candidates for qualified executives, as well as market opportunities for our current executives, are not necessarily limited to companies in our industry sectors. As such, the Compensation Committee does not limit its market analysis to only the organizations in our benchmark peer group.

The Compensation Committee uses this survey data to benchmark our executives’ base salary, annual bonus opportunities, total cash compensation, long-term incentive compensation and total direct compensation. Additionally, the Compensation Committee uses the survey data to evaluate how, for each executive position, the Compensation Committee’s actions are appropriate, reasonable and consistent with the Company’s philosophy, practices and policies, considering the various labor markets in which we compete for executives.

The Compensation Committee believes that target compensation should be weighted towards performance, with overall compensation at levels approximating the market median, thus balancing our interests in maintaining market competitive compensation. As such, base salaries for our executives are generally set below the 50th percentile of benchmarked compensation data. In turn, target annual incentive opportunity and long-term incentive compensation are both generally set at levels above the 50th percentile opportunity of the benchmarked compensation data. As discussed, actual total direct compensation, which may be at, above or below the competitive median, varies and is determined by performance against these pre-established measures and objectives.

Incentive Compensation Should Represent the Majority of Total Compensation. The Compensation Committee believes that the proportion of an executive’s total compensation that is “at risk” based on individual, business segment, function and/or corporate performance should increase in line with the scope and level of the executive’s business responsibilities. Accordingly, for fiscal 2016, on average 67.1% of the total target-direct compensation of the Named Executive Officers was dependent upon our stock price, our financial performance or individual performance. The Compensation Committee believes that the CEO’s “at risk” compensation should be a higher percentage of total direct compensation compared to the other Named Executive Officers in light of the position’s strategic focus and management responsibilities. The following table presents the percentage of each Named Executive Officer’s total target-direct compensation for fiscal 2016 that was at risk under the existing program.

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Named Executive Officer	Percent of Fiscal 2016 Target Pay “At Risk”(1)

Joseph B. Armes	81.1%

Christopher J. Mudd	70.0%

Kelly Tacke	70.0%

Luke E. Alverson	47.4%

(1)

Calculated by dividing (i) the sum of the annual incentive opportunity and target long-term incentive opportunity by (ii) the sum of the annual incentive opportunity, target long-term incentive opportunity and base salary.

Incentive Compensation Should Balance Short-Term and Long-Term Performance. As stated above, the Compensation Committee believes that executive compensation should be linked to building long-term stockholder value while remaining consistent with our business objectives. Our executive compensation program addresses this objective by including long-term incentives in the form of equity-based awards, such as restricted stock and performance shares, which makes the performance of the Company’s common stock a performance measure. As discussed in further detail below, we have also established minimum stock ownership requirements for our executives. In 2016, our long-term incentive awards for the Named Executive Officers were equally weighted between:

•	restricted stock, which vests ratably over time; and

•	performance shares, which generally vest at the expiration of a three-year performance period based on the Company’s TSR performance compared to that of the benchmark peer group.

The Compensation Committee believes that this long-term incentive mix appropriately encourages long-term equity ownership, promotes a balance between stock-based and financial-based achievements and aligns the interests of the Named Executive Officers with the Company’s risk profile and the interests of our stockholders. The Company does not currently grant stock options as part of its compensation program.

The Compensation Committee also recognizes that, while stock prices correlate to corporate performance over the long-term, other factors may significantly affect stock prices at any point in time. These factors include general economic conditions, industry business cycles and varying attitudes among investors toward the stock market in general and specific industries and/or companies in particular. The influence of these factors makes performance of the Company’s common stock alone an incomplete measure of the Company’s performance. Accordingly, the base salary and annual cash incentive opportunity compensation components emphasize current or short-term corporate performance and the realization of defined business and financial objectives, which tend to be less impacted by short-term fluctuations in the price of the Company’s common stock.

The Executive Compensation Program Should Be Reviewed Annually for Effectiveness. At the first regular Compensation Committee meeting following our fiscal year end, the Compensation Committee conducts a comprehensive review of all components of our executive compensation program. This review is done with the input of Longnecker and in light of evolving market practices in the general industry, external regulatory requirements, the competitive market for executives, our business objectives and our executive compensation philosophy. In conducting its review, the Compensation Committee reviews information related to each executive officer’s income and benefits, including base salary, target incentives and retirement, health and welfare benefits.

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Elements of the Executive Compensation Program

Overview

The primary elements of the Company’s executive compensation program in 2016 are shown in the following table and are discussed in detail below:

Component	Form	Description

Base Salary	Cash	Fixed cash compensation based on responsibilities of the position and generally set at levels below the 50th percentile of companies within the benchmark peer group and the broader market

Annual Incentive	Performance Cash Award	Annual cash incentive for Company achievement of pre-determined financial and individual performance metrics; payment ranges from 0% to 200% of target award

Long-Term Incentive	Restricted Stock (50% of total grant value)	Vests ratably over a three-year period, has voting rights and eligible to receive dividends (if any) from date of grant

	Performance Shares (50% of total grant value)	Cliff vests at end of a three-year period at 0% to 100% of award value based on TSR performance against the benchmark peer group; no voting rights and not eligible to receive dividends (if any) until vesting

Other	Health, Welfare and Retirement Programs	Executives participate in the same benefit programs that are offered to other salaried employees, including:
• Employee Stock Ownership Plan—funded with discretionary contributions, available to all U.S. employees
• Qualified 401(k) Plan—available to all U.S. employees; the Company contributes 3% of salary to the plan and matches 100% of pre-tax contributions up to 6% of salary

	Severance Benefits	Benefits for certain senior executives in the event of termination without cause

	Change-in-Control Benefits	Tied to long-term incentive plan awards; certain senior executives would receive cash severance on termination following a change-in-control

	Other Benefits	Enhanced vacation; no perquisites provided

The Compensation Committee’s process of reviewing the executive compensation program and setting compensation levels for our Named Executive Officers involves several components. During the first quarter of each year, the Compensation Committee reviews each Named Executive Officer’s total compensation. The Compensation Committee members also meet regularly with the Named Executive Officers at various times during the year, both formally within Board meetings and informally outside of Board meetings, allowing the Compensation Committee to assess directly each Named Executive Officer’s performance.

The Compensation Committee considers the results of the N&CG Committee’s process for reviewing the CEO’s performance with all independent Board members. The N&CG Committee’s process includes the independent Board members individually and collectively presenting their assessment, and the CEO providing his assessment, of his performance. The Compensation Committee uses these results when considering the compensation for the CEO that is then recommended to the independent Board members for approval.

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In addition, the CEO annually presents an evaluation of each other Named Executive Officer to the Compensation Committee, which includes a review of each officer’s contributions and performance over the past year, strengths, weaknesses, development plans and succession potential. The CEO also presents compensation recommendations for each Named Executive Officer for the Compensation Committee’s consideration. Following this presentation and a benchmarking review for pay, the Compensation Committee makes its own assessments and determines compensation amounts for each other Named Executive Officer with respect to each of the elements in the Company’s executive compensation program as described below.

Base Salary

During the first quarter of each year, the Compensation Committee reviews and establishes the base salaries of the Named Executive Officers. The Compensation Committee has established and maintains base salary market reference points for the Company’s various executive positions indicated by the market compensation survey data compiled and prepared by management and independently reviewed by Longnecker. For each Named Executive Officer, the Compensation Committee takes into account the scope of his or her responsibilities, experience and individual performance and then balances these factors against competitive salary practices. The Compensation Committee also considers internal pay equity on an annual basis within the Company with respect to the other executives and references external benchmarks provided by Longnecker. The Compensation Committee does not assign any relative or specific weights to these factors. Because we are committed to a pay-for-performance philosophy, the Compensation Committee generally manages base salary levels below the 50th percentile of benchmarked compensation.

Based on the factors discussed above, the Named Executive Officers’ annual base salaries for fiscal 2016 were established as shown in the following table:

Named Executive Officer	2016 Annual Base Salary

Joseph B. Armes	$500,000

Christopher Mudd	$303,000

Kelly Tacke	$262,650

Luke E. Alverson	$275,000

The annual base salaries for Mr. Armes, Ms. Tacke and Mr. Mudd were established by the Compensation Committee in October 2015, following the Company’s Spin-Off from CSWC. The annual base salary for Mr. Alverson was established when he joined the Company in February 2016. No adjustments to base salaries for the Named Executive Officers occurred during fiscal 2016.

The portion of annual base salaries paid to the Named Executive Officers during fiscal 2016 are shown in the “Summary Compensation Table” under the “Salary” column. Mr. Armes’s base salary and other compensation components in 2016 are discussed below in further detail under “—Additional Executive Compensation Information—Chief Executive Officer Compensation in 2016.”

Annual Incentive Program

During the first quarter of each year, the Compensation Committee establishes an annual cash incentive opportunity for each Named Executive Officer under the Company’s Annual Incentive Program (“AIP”). At that time, the Compensation Committee approves: (i) the overall Company performance measures for the fiscal year; and (ii) an AIP target opportunity for each Named Executive Officer.

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Setting the AIP Target Opportunity. On October 1, 2015, the Compensation Committee established annual cash incentive opportunities under the AIP for Mr. Armes, Ms. Tacke and Mr. Mudd for the second half of 2016. AIP incentive opportunity for Mr. Alverson was established upon commencement of employment. The target annual incentive opportunity for each Named Executive Officer in fiscal 2016 is set forth in the following table:

Named Executive Officer	2016 AIP Target %

Joseph B. Armes	150%

Christopher J. Mudd	100%

Kelly Tacke	100%

Luke E. Alverson	40%

Amounts actually paid under the AIP for the Named Executive Officers were prorated according to the number of months each Named Executive Officer was employed in 2016. For each fiscal year, the Compensation Committee will similarly establish an AIP target opportunity for each Named Executive Officer, expressed as a percentage of the executive’s base salary. The Compensation Committee sets these targets in consultation with Longnecker and in adherence to our stated executive compensation objectives and principles.

Setting Company Performance Measures. The Compensation Committee, working with the CEO and Longnecker, evaluates and approves the Company’s AIP performance measures for each fiscal year. The Compensation Committee sets the majority of each Named Executive Officer’s AIP performance measures based on the financial performance of the Company as a whole to ensure that the Named Executive Officers’ primary focus is on setting the overall strategic direction of the Company and achieving overall Company results aligned to support building stockholder value. The Compensation Committee also believes that individual, non-financial performance metrics should be emphasized in the AIP performance measures. This serves to restrain the influence of formulae and objective factors on incentive pay. Importantly, it also provides the Compensation Committee with discretion to adjust compensation upward or downward depending on not only what objectives and goals an executive accomplished in a given year, but also how those objectives and goals were met, to ensure behaviors are consistent with our business objectives and values. As such, the Company’s AIP performance measures and targets, unadjusted for extraordinary events, established for 2016 were as follows:

2016 Performance Measures	Weighting	2016 Target (in millions)

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	60.0%	$70.0

Individual Performance Metrics

Quantitative Achievement of Performance Goals	20.0%	—

Qualitative Performance	20.0%	—

The metrics presented in the table above were evaluated using pre-defined internal criteria. The Compensation Committee selected these performance metrics, with input from management, because they support the key strategies that we believe drive sustainable and profitable Company growth (as discussed under “—Executive Compensation Program Objectives and Principles” above).

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On the basis of the foregoing performance metrics, we use the following formula to calculate the AIP payment for a given year:

The elements of EBITDA used in calculating the amount coincide in all material respects with the Company’s financial results as reported in SEC filings. EBITDA is calculated by taking the Company’s reported net income and adding back interest charges on debt, taxes, depreciation and amortization, all as determined in accordance with U.S. GAAP. Additionally, the Compensation Committee may exercise its judgment, within parameters it establishes at the beginning of the year, whether to exclude the effect of certain specified developments that occur during the year in determining the extent to which the performance objectives are met. Such developments may include unanticipated changes in accounting principles or extraordinary, unusual or unplanned events, such as acquisitions or dispositions.

Concerning the individual performance metrics, at the beginning of the fiscal year, the Compensation Committee establishes specific, objective functional or personal goals for the Named Executive Officers. These goals become the basis for the Compensation Committee’s determination of whether and how the individual performance metrics were satisfied.

Where applicable, AIP awards are paid in the first quarter of each fiscal year for the prior year’s performance based upon the Compensation Committee’s assessment of actual performance against the pre-established AIP performance objectives. A more in-depth description of the Compensation Committee’s decisions with respect to the annual incentive awards paid to each Named Executive Officer for 2016 follows.

Measuring Performance and Establishing Payout. At the same time that the Compensation Committee sets AIP performance metrics for a given year, it establishes a payout range for all AIP awards. The payout range ultimately determines the percentage of the target incentive to be paid, with an established upper limitation and a minimum below which no payment will be made. The Company’s achievement of the EBITDA performance metric is objective and calculated as appropriate. The Compensation Committee also conducts an annual performance assessment of the CEO and the other Named Executive Officers (with consideration of the CEO’s recommendations) to determine payout percentages for the individual performance metrics.

The 2016 payout range established for each Named Executive Officer was 0% to 200% of his or her respective target award opportunity. The actual payout percentage is determined using a matrix that compares the Company’s actual EBITDA performance against the established performance targets for the year (referred to as “plan”). Payouts are calculated on a straight line basis for performance between the applicable performance levels (threshold, target and maximum) for the EBITDA objective. The following table shows the percentage of target award that is paid at different levels of Company performance against plan, as well as actual performance and payout percentage for fiscal 2016.

EBITDA Metric (60% Weight)

Company Performance	% Payout Score

<70% of Plan	0.0%

70% of Plan	50.0%
Actual performance (96.1% of Plan)	93.5%

100% of Plan	100.0%

150% of Plan or Higher	200.0%

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After the end of fiscal 2016, the Compensation Committee reviewed the Company’s actual performance against the performance measures established following the Spin-Off. The Compensation Committee’s earlier decision to exclude transaction and integration costs for three acquisitions consummated during fiscal 2016 and one-time start-up costs related to the Spin-Off increased performance against the EBITDA metric by $5.9 million. Consistent with the principle of aligning awards with performance, the Compensation Committee calculated the AIP percentage payout for each Named Executive Officer in accordance with the EBITDA metric formula, resulting in a percentage payout of 93.5% for each Named Executive Officer’s target annual incentive opportunity for the EBITDA metric. This percentage payout was prorated for each Named Executive Officer based on the number of months each was employed during the fiscal year.

Concerning individual performance, for 2016, the Board evaluated each of the Named Executive Officers based on specific objectives established by the Board and the CEO, as applicable, which were established and communicated to the Named Executive Officers during the year. The percentage payouts for the quantitative individual performance metric, which comprises 20% of the total AIP target opportunity, is calculated using the following standards:

Quantitative AIP Rating System (20% Weight)
Performance Rating	% Payout Score

Unsatisfactory Performance	0.0%

Needs Development	50.0%

Fully Meets Expectations	100.0%

Exceeds Expectations	150.0%

Exceptional Performance	200.0%

The subjective individual performance assessment, which comprises the final 20% of the total AIP target opportunity, is discretionary, though subject to the same 0% to 200% payout score for the EBITDA and quantitative individual metrics. The amounts awarded to the Named Executive Officers (if any) under the qualitative assessment are informed by and based upon the Compensation Committee’s quantitative performance assessment, ensuring executives are appropriately compensated for demonstrating (or not demonstrating, as the case may be) behaviors consistent with our business objectives and values.

For fiscal 2016, the Compensation Committee evaluated each of the Named Executive Officers as set forth below, resulting in the following payout scores for the individual performance components:

			Subjective
	Quantitative Performance		Performance
Named Executive Officer	Performance Rating	% Payout Score	Payout %

Joseph B. Armes	Exceeds Expectations	150.0%	136.2%

Christopher J. Mudd	Exceptional Performance	200.0%	179.6%

Kelly Tacke*	—	—	—

Luke E. Alverson	Fully Meets Expectations	100.0%	100.0%

  *Ms. Tacke did not receive a performance evaluation for fiscal 2016, due to her departure from the Company in June 2016.

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Concerning individual performance, for fiscal 2016, the Board evaluated each of the Named Executive Officers based on the objectives outlined below, which were established and communicated to the Named Executive Officers following the Spin-Off or upon employment commencement, as applicable. None of these objectives are assigned individual weights, but are considered together. The Company has no policies or formula for allocating compensation among the various elements.

•	Consummate the Spin-Off and effectively communicate appropriate messages to the Company’s stakeholders.

•

Establish the Company’s strategic planning process to support achievement of sustainable revenue growth and optimization of operating performance, while effectively managing risk and leveraging core competencies.

•	Establish a senior leadership structure and talent development programs to support the Company’s strategic objectives.

•	Pursue accretive inorganic growth opportunities for the benefit of the Company’s stockholders, consistent with the Company’s strategic objectives.

•	Sustain and promote an operational culture of product enhancement and customer-centric solutions.

•

Create and foster a rewarding and engaging corporate culture focused on maximizing performance through helping each team member understand how to make his or her contributions to the Company to reinforce desired behaviors and eradicate undesired behaviors.

As with the EBITDA metric percentage payout, the individual performance percentage payouts were prorated for each Named Executive Officer based on the number of months each was employed during the fiscal year. The annual incentive awards earned by the Named Executive Officers for 2016 are reported below in the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column.

Long-Term Incentives

Our long-term incentive program (“LTIP”) rewards the Named Executive Officers for the Company’s performance over a period of more than one fiscal year. Our LTIP consists of two components: (1) restricted stock that vests over time and (2) performance shares. In 2016, Mr. Armes, Ms. Tacke and Mr. Mudd received their long-term incentive awards in these forms. Mr. Alverson joined the Company after the 2016 long-term incentive grant cycle and did not receive equity awards under the program described below. The Compensation Committee may also award one-time grants of restricted stock in its discretion based on performance or other factors, which Mr. Alverson received in connection with commencement of employment.

Determining the Structure of Awards. As discussed above, the Compensation Committee believes that long-term incentive compensation is essential to retaining and motivating executives. The Compensation Committee further believes that providing our executives with long-term incentives will encourage them to operate the Company’s business with a view towards building long-term stockholder value. Based on these considerations, the Compensation Committee determined that for 2016, an equity award combination consisting of approximately one-half in value of restricted stock, which vests ratably over a three-year period, and one-half in value of performance shares, which cliff vests at the end of a three-year period, would best serve the goals that the Compensation Committee sought to achieve for fiscal 2016. The awards are granted subject to a pre-approved total target pool of restricted stock and performance share awards available to employees eligible to participate in the LTIP. The Company issued conversion stock option awards to Mr. Armes and Ms. Tacke pursuant to the Employee Matters Agreement following the Spin-Off; however, the Company does not currently grant stock options as part of its annual compensation cycle.

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Setting the Target Opportunity. Each year, the Compensation Committee establishes a target long-term incentive opportunity for each Named Executive Officer, which is expressed as a percentage of the executive’s base salary. During the first quarter of each year, the Compensation Committee determines the aggregate equivalent dollar value of the long-term incentive award for each Named Executive Officer and then makes annual grants of restricted stock and performance shares, as appropriate. The LTIP opportunities are set after the Compensation Committee has had an opportunity to evaluate the Company’s operating results for the prior year and at the same time that the Company is making its major compensation decisions for the current fiscal year.

The Compensation Committee considers both (1) the target dollar value of the long-term incentive package and (2) the package’s potential dilutive effect on the Company’s outstanding shares of common stock in determining the aggregate amount of total awards available for our executives. In setting the target dollar value of the long-term incentive packages, the Compensation Committee considers specialty chemical and industrial manufacturers’ data from the Company’s benchmark peer group and the broader market, as previously described. For reasons described above under “—Executive Compensation Program Objectives and Principles—Compensation Levels Should Be Market Competitive”, we generally provide long-term incentive awards at target levels above the 50th percentile of benchmarked compensation data.

Once the target dollar value is set, the Compensation Committee considers the potential dilutive effect of awards on the Company’s outstanding shares of common stock. The Compensation Committee evaluates stockholder dilution based on equity compensation “burn rates”, which refers to the annual rate at which shares are awarded under our stockholder approved stock compensation plans compared to the total amount of the Company’s outstanding common stock. Generally, the Compensation Committee targets a maximum Company-wide “burn rate” of 1.0% of the Company’s outstanding common stock for each annual grant of long-term incentive awards for all Company employees.

Based on the criteria described above, the Compensation Committee approved the target long-term incentive opportunities for the Named Executive Officers as set forth in the table below:

Named Executive Officer	2016 LTI Target as % of Base Salary

Joseph B. Armes	280%

Christopher J. Mudd	133%

Kelly Tacke	133%

Luke E. Alverson	50%

The target long-term incentive opportunities for Mr. Armes, Ms. Tacke and Mr. Mudd were established as of the Spin-Off Date, and the target long-term incentive opportunity for Mr. Alverson was established when his employment commenced. As discussed above, Mr. Alverson did not receive grants under the LTIP in fiscal 2016. In future fiscal years, the Compensation Committee intends to revisit the long-term incentive opportunities for the Company’s executive officers as the Company establishes its standalone operating performance. The Compensation Committee also intends to establish the practice of annually approving and granting equity awards to LTIP participants at two points during the year: for restricted stock, on or about October 1 of the fiscal year; and for performance shares, on or about the beginning of the fiscal year.

The material terms and conditions of these equity awards are determined under the provisions of our existing equity compensation plan. This plan is included as an exhibit to the Company’s Information Statement on Form 10, which can be found on the Company’s website at www.cswindustrials.com under the “Investors—SEC Filings” caption.

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Restricted Stock Awards. Our restricted stock awards vest ratably over a three-year period to deliver a meaningful long-term incentive that balances risk and potential reward. These awards also serve as an effective retention incentive for our executive officers to remain with the Company and continue high levels of performance.

Target restricted stock grants to Mr. Armes, Ms. Tacke and Mr. Mudd in 2016 represented two thirds of the executives’ total long-term incentive award, due to initial long-term incentive grants being made halfway through the Company’s fiscal year following the Spin-Off. Target grants were determined by dividing this portion of the executive’s long-term incentive opportunity by the price of the Company’s common stock on the date of grant, which was October 1, 2015. Mr. Alverson received a restricted stock grant in connection with his commencement of employment, the amount of which was determined under separate criteria.

Restricted stock awards are only earned if the individual continues to be employed by the Company until the applicable vesting dates of the awards. During the restriction periods, the Named Executive Officers holding unvested restricted stock are entitled to vote the shares and to receive dividends on the shares, if any, on the same basis as the Company’s stockholders holding unrestricted stock.

The grant date fair value of the restricted stock awards granted to the Named Executive Officers during 2016, calculated in accordance with accounting principles generally accepted in the United States (“GAAP”) pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, “Compensation—Stock Compensation,” are shown in the “Summary Compensation Table” under the “Stock Awards” column and the accompanying footnotes. Additional information on the awards granted in 2016 is shown in the “2016 Grants of Plan-Based Awards” table.

Performance Share Awards. Performance shares are restricted shares that vest, if at all, based on the Company’s achievement of pre-determined financial metrics, measured over a three-year performance period. Performance share awards are currently based on TSR performance compared to that of the benchmark peer group, in order to support the Company’s strategic plan to emphasize growth in excess of market levels and align the interest of our executives with the Company’s stockholders. The Compensation Committee believes that benchmarking TSR to the benchmark peer group is an appropriate basis to measure relative creation of stockholder value. The Compensation Committee also believes that these performance-based awards provide a stronger incentive for our executives to achieve specific performance goals over the performance period that advance our business strategies, build long-term stockholder value and encourage executive retention.

These performance-based awards are subject to forfeiture if the executive’s employment terminates for any reason other than death or disability before the end of the three-year performance period or if the performance goals are not reached. Until vesting, holders of performance shares do not have voting rights, but are entitled to receive dividend accruals, if any.

Target performance share grants to Mr. Armes, Ms. Tacke and Mr. Mudd in 2016 represented one-third of the executives’ total target long-term incentive opportunity, as these grants were prorated for the portion of the fiscal year in which they were employed, beginning with the Spin Off. As such, their performance share grant value was approximately one-half of what would otherwise be received for a full fiscal year. As with the restricted stock grants, target performance share grants were determined by dividing this portion of the executive’s long-term incentive opportunity by the price of the Company’s common stock on October 1, 2015, the date of grant. The performance shares granted will vest, if at all, at the end of March 2018 based on the Company’s achievement of a three-year TSR performance relative to the benchmark peer group’s TSR performance.

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Prior to the granting of performance share awards, the Compensation Committee establishes a vesting percentage range around each executive’s target long-term incentive opportunity allocated to the performance shares. This vesting percentage range has an established upper limitation and a minimum below which no shares will vest. Similar to AIP awards, the percentage vesting range determines the amount of performance shares that vest relative to the original award amount.

For 2016, the vesting percentage range established for Mr. Armes, Ms. Tacke and Mr. Mudd was 0% to 100% of his or her respective target long-term incentive opportunity allocated to the performance shares. The vesting of these awards will be determined by (1) determining the Company’s TSR percentile quartile among the benchmark peer group and (2) multiplying the number of performance shares granted by the applicable percentage of shares earned as set forth in the following graduated vesting schedule:

Company TSR Performance Ranking v. the Benchmark Peer Group	% Performance Score

First Quartile	100%

Second Quartile	75%

Third Quartile	50%

Fourth Quartile	0%

Stock Ownership Guidelines and Anti-Hedging. Our executive compensation program provides guidelines for executive ownership of Company common stock, expressed as a multiple of their respective annual base salaries. The Compensation Committee believes that this ownership guideline encourages the alignment of executive and stockholder interests by requiring executives to acquire and maintain a meaningful stake in the Company, which promotes the Company’s objective of building long-term stockholder value. Additionally, under the Company’s Insider Trading Policy, which is available on our website at www.cswindustrials.com under the “Investors—Corporate Governance” caption, executives are prohibited from pledging stock and engaging in transactions (such as trading in options) designed to hedge against the value of the Company’s common stock.

The stock ownership guidelines are designed to maintain stock ownership at levels high enough to indicate management’s commitment to share value appreciation to our stockholders while satisfying an individual executive’s prudent needs for personal asset diversification. The stock ownership requirements are set by the Compensation Committee as a result of a competitive analysis prepared by management, and the requirements are reviewed each year and updated as necessary. The requirements were last reviewed by the Compensation Committee in October 2015.

The Company’s current stock ownership guidelines for the Named Executive Officers and the number of shares needed to satisfy the guidelines are shown in the following table.

Named Executive Officer	Ownership Guideline	Ownership Guideline at 3/31/2016 (# of Shares)(1)

Joseph B. Armes	5 x Annual Base Salary	79,365

Christopher J. Mudd	3 x Annual Base Salary	28,857

Kelly Tacke	3 x Annual Base Salary	25,014

Luke E. Alverson	3 x Annual Base Salary	26,190

(1)	Based on a price per share of $31.50, which was the closing price of the Company’s stock on March 31, 2016. Shares have been rounded up to the nearest whole share.

2016 Proxy Statement	40

The stock ownership levels under the guidelines are expected to be achieved within the later of five years from the date the guidelines are first applicable or five years from the executive’s date of appointment. Recognizing the time required to achieve the ownership guidelines, the Compensation Committee approved the establishment of an interim retention requirement. Through this requirement, executives who do not meet the ownership requirement must retain at least 75% of the vested common stock received from any equity award granted from the time the ownership guidelines become applicable, net of any shares used or sold to pay applicable tax withholding. For 2016, all Named Executive Officers were in process of attaining their required ownership and compliant with the guidelines.

The Compensation Committee will annually review these stock ownership requirements and periodically monitor the executives’ progress toward meeting their respective target ownership levels. Shares held directly by an executive count toward satisfying the requirements. The share equivalent of vested and unexercised stock options also count toward satisfying the stock ownership requirements. Unvested equity awards are not counted toward satisfying the stock ownership requirements.

Legacy Pension Plans

In connection with the Spin-Off, the Company assumed administrative responsibility and liability for CSWC’s pension plans and the benefits payable to employees participating under such plans. The legacy pension plans include a qualified defined benefit, non-contributory retirement plan, as well as a restoration plan that provides benefits to the plan participants in the qualified plan to fulfill the intent of the qualified plan without regard to limitations under the Internal Revenue Code of 1986, as amended (the “Code”). The retirement benefits payable under the legacy pension plans depend on the participant’s years of service under the plans and their final average monthly compensation determined by averaging the five consecutive years of highest compensation prior to retirement.

On January 1, 2015, CSWC closed the legacy pension plans to new participants. At the Spin-Off, the Company froze the legacy pension plans, and future benefits to plan participants ceased to accrue as of that date. Mr. Armes and Ms. Tacke accrued benefits under the legacy plans as part of their prior employment with CSWC. The amount of legacy pension plan benefits attributable to applicable Named Executive Officers as of March 31, 2016 is shown in the “Pension Benefits” table below.

Review and Assessment of Compensation Under Termination Scenarios

The Compensation Committee also reviews each Named Executive Officer’s total compensation under several scenarios including a change-in-control of the Company, termination of employment by management and resignation or retirement by the executive. Tally sheets setting forth all of the listed scenarios are prepared by management and reviewed by the Compensation Committee with input from Longnecker. Based on the Compensation Committee’s review of the tally sheets, the Compensation Committee determined that the potential payments that would be provided to the Named Executive Officers were consistent with our executive compensation objectives and principles.

Other Benefits

As previously discussed, the Compensation Committee strives to make our executive compensation program primarily performance-based and, as such, does not provide perquisites for our executive officers. Our executive compensation program continues to provide limited other benefits, which the Compensation Committee believes are competitive with the level of benefits offered by the companies with which we compete for executive talent, and as such serve to meet our stated objective of attracting and retaining executive talent. In addition, some of the benefits are, in the Compensation Committee’s view, provided for the Company’s benefit notwithstanding any personal benefit an executive may derive. Such other benefits provided in 2016 included enhanced vacation, where all Named Executive Officers are eligible to receive an enhanced vacation benefit.

2016 Proxy Statement	41

Additional Executive Compensation Information

CSWC Spin Off Compensation Plan

Prior to September 2015, the Company was a part of CSWC. In August 2014, CSWC adopted the CSWC Spin Off Compensation Plan, in which Mr. Armes and Ms. Tacke participated. The plan was intended to align the compensation of CSWC’s key officers with CSWC’s strategic objective of increasing the market value of its shares through a transformative transaction for the benefit of CSWC’s shareholders. Under the CSWC Spin Off Compensation Plan, Mr. Armes and Ms. Tacke, along with another executive officer of CSWC, were eligible to receive an aggregate amount equal to six percent of the aggregate appreciation in CSWC’s share price from August 28, 2014 to a date that was 90 days after a transformative event.

The CSWC Spin Off Compensation Plan was split into three components. The first component consisted of an award to each executive of nonqualified CSWC options to purchase shares of CSWC common stock at an exercise price of $36.60 per share. The second component consisted of an award to each executive of shares of CSWC restricted stock. The final component consisted of cash incentive payments to each executive in an amount equal to the difference between (1) each executive’s allocated portion of the total incentive payment amount and (2) the aggregate value of each executive’s restricted stock and nonqualified stock option awards under the CSWC Spin Off Compensation Plan.

On September 30, 2015, the Spin-Off was completed through a pro-rata share distribution of the Company’s common stock to CSWC shareholders of record on September 18, 2015. Effective upon completion of the Spin-Off, both Mr. Armes and Ms. Tacke became employees of the Company. Under the terms of the Employee Matters Agreement, Mr. Armes and Ms. Tacke retained their existing grants of CSWC stock options and restricted stock under the CSWC Spin Off Compensation Plan, the value of which was reduced to account for the share distribution. Under the terms of the Employee Matters Agreement, Mr. Armes and Ms. Tacke also received nonqualified Company stock options, the value of which was reduced to account for the share distribution, and Company restricted stock that were economically equivalent to their CSWC awards. This was designed to be consistent with the treatment of shares in the Spin-Off (i.e., one Company share for one CSWC share).

Each award component granted under the CSWC Spin Off Compensation Plan vests in three equal tranches beginning 90 days after the Spin-Off Date and on each of the next two annual anniversaries thereof. The first award tranche vested on December 29, 2015. Entitlement to future vestings of each award component for Mr. Armes and Ms. Tacke is conditioned on each individual’s continued employment by the Company through the vesting dates, and will automatically vest in the event of a termination by the Company without cause.

The following table shows additional information about the award components under the CSWC Spin Off Compensation Plan for Mr. Armes and Ms. Tacke. As discussed, these amounts were originally established by CSWC and its board of directors in August 2014, and the equity issuances by the Company were made to convert existing CSWC awards into economically equivalent Company awards, consistent with the pro rata share distribution at the Spin-Off Date. Accordingly, these grants were not determined by our Board and are not part of our executive compensation program and policies discussed in the remainder of this CD&A.

2016 Proxy Statement	42

	Joseph B. Armes	Kelly Tacke

Pre-Spin Off Incentive Elements (Aug. 2014)

CSWC Stock Options	85,981 (@ $36.60)	85,981 (@ $36.60)

CSWC Restricted Stock	42,000 shares	43,000 shares

Potential Cash Incentive	$2,069,073	$2,016,963

Post-Spin Off Incentive Elements

CSWC Stock Options	85,981 (@ $11.53)	85,981 (@ $11.53)

CSW Industrials Stock Options(1)	85,981 (@ $25.23)	85,981 (@ $25.23)

CSWC Restricted Stock	42,000 shares	43,000 shares

CSW Industrials Restricted Stock(2)	42,000 shares	43,000 shares

Potential Cash Incentive(3)	$2,069,073	$2,016,963

(1)	Stock option awards issued on October 14, 2015 following the Spin-Off to convert existing CSWC stock options, consistent with treatment of shares in the Spin-Off. One third of the stock options vested for each executive on December 29, 2015; the remaining stock options vest as follows, contingent on the executive’s continued employment by the Company through the vesting dates: 28,660 stock options on December 29, 2016; and 28,661 stock options on December 29, 2017.
(2)	Restricted stock issued on September 18, 2015, the record date for the Spin-Off, to convert existing CSWC restricted stock awards, consistent with the treatment of shares in the Spin-Off. One-third of the restricted shares vested for each executive on December 29, 2015; one-third of the shares vest on December 29, 2016, and the final one-third vests on December 29, 2017, both contingent on the executive’s continued employment by the Company through the vesting dates.
(3)	One-third of the cash incentive vested on December 29, 2015; one-third of the cash incentive will vest on December 29, 2016, and the final one-third vests on December 29, 2017, contingent on the executive’s continued employment by the Company through the vesting dates. The Company recognizes expense for the cash incentive payments earned by the executives after the Spin-Off Date; however, CSWC is responsible for making all cash payments.

Severance Agreements

The Company does not currently maintain a comprehensive severance plan applicable to its executive officers. Mr. Armes, Mr. Mudd and Mr. Alverson have severance benefits under separate agreements with the Company. Mr. Armes’ severance benefits under his employment agreement are discussed below under “—Chief Executive Officer Compensation in 2016”.

Mr. Mudd and Mr. Alverson each have severance agreements with the Company having substantially the same terms. The agreements provide that if the Company terminates the executive’s employment without cause before the second annual anniversary of employment, the executive will be entitled to base salary and unpaid benefits through the date of termination, as well as a lump sum payment equal to one year of his then current annual base salary, or such higher base salary that was in effect during the 12 months prior to termination.

The Compensation Committee will continue to evaluate whether the Company’s current practices concerning severance benefits are consistent with our executive compensation program principles and objectives discussed above.

Chief Executive Officer Compensation in Fiscal 2016

The compensation of the CEO was set in a manner consistent with our compensation philosophy and the general compensation objectives and principles discussed above. In the interest of providing stockholders with a better understanding of Mr. Armes’ compensation for fiscal 2016, we are providing the following discussion and analysis.

2016 Proxy Statement	43

Employment Agreement. On October 1, 2015, the Company entered into an employment agreement with Mr. Armes regarding his role as the Company’s Chief Executive Officer.

The employment agreement has an initial term of two years. The term is automatically extended for an additional one-year period unless Mr. Armes’ employment is terminated pursuant to the terms of the employment agreement.

The employment agreement provides that Mr. Armes will serve as Chief Executive Officer of the Company and, for at least the initial term of the employment agreement, serve as Chairman of the Board. Additionally, the Board will nominate Mr. Armes for election to the Board during the term of the employment agreement.

Base Salary and Incentive Opportunities. Mr. Armes’ employment agreement provides for an annual base salary of not less than $500,000 and an annual incentive award opportunity with a target value equal to 150% of his base salary and a maximum payout at 200% of the target amount. Mr. Armes is also eligible to participate in the Company’s equity-based incentive plans and employee benefits plans, though no specific benefit or amount is provided.

Mr. Armes’ incentive opportunity under the LTIP was established by the Compensation Committee on October 1, 2015, in connection with the Spin-Off as discussed above. His total LTIP incentive opportunity of 280% of his base salary was determined by the Compensation Committee consistent with our compensation programs and principles described above.

Benefits upon Termination. Under Mr. Armes’ employment agreement, if his employment is terminated due to death or disability, Mr. Armes will receive (1) his base salary and any unpaid benefits (including death benefits) through the date of termination, (2) if the date of termination is after the end of a fiscal year but before the Company pays cash bonuses, the cash bonus payment related to the previous year and (3) if the date of termination is before the end of a fiscal year, a prorated cash bonus payment related to the then-current fiscal year. Additionally, all of Mr. Armes’ unvested equity-based awards will immediately vest in full, except for performance-based awards, which will vest upon and to the extent that the performance conditions have been satisfied, and all options will remain exercisable for one year following the date of termination.

If Mr. Armes’ employment is terminated by the Company without “cause” or by Mr. Armes for “good reason”, Mr. Armes will receive (1) his base salary and any unpaid benefits through the date of termination, (2) a lump sum payment equal to two times the sum of (a) his then-current base salary or such higher base salary that was in effect during the 12 months prior to the date of termination and (b) the greater of his annual bonus for the prior fiscal year or his target bonus for the current year, (3) if the date of termination is after the end of a fiscal year but before the Company pays cash bonuses, the cash bonus payment related to the previous year, (4) if the date of termination is before the end of a fiscal year, a prorated cash bonus payment related to the then-current fiscal year and (5) continued medical and dental insurance for him and his dependents for 24 months following the date of termination. Additionally, all of Mr. Armes’ unvested equity-based awards will immediately vest in full, except for performance-based awards, which will vest upon and to the extent that the performance conditions have been satisfied, and all options will remain exercisable for one year following the date of termination.

If Mr. Armes’ employment is terminated by the Company for “cause” or by Mr. Armes without “good reason”, Mr. Armes will receive only his base salary and any unpaid benefits through the date of termination.

The employment agreement also provides that Mr. Armes will not engage in activities that are competitive with the Company’s business or solicit any key employees of the Company to leave or accept employment with another company for 24 months following the date of termination.

2016 Proxy Statement	44

Annual Executive Compensation Program Review and Compensation Risk

It is the Compensation Committee’s policy to regularly monitor and annually review our executive compensation program to determine, in consultation with Longnecker, whether the elements of the program are consistent with our stated executive compensation objectives and principles. Within this determination is an evaluation of whether the Company’s risk management objectives are being met with respect to the executive compensation program and our compensation programs as a whole. If the elements of the program are determined to be inconsistent with our objectives and principles, or if any incentives are determined to encourage risks that are reasonably likely to have a material adverse effect on us, the elements are adjusted as necessary.

The Compensation Committee, in consultation with Longnecker, has concluded that no risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the Compensation Committee noted that:

•

Compensation elements are balanced. Our compensation program design provides a balanced mix of base salary, annual cash incentive compensation and, for eligible employees, long-term equity incentives, which provides the incentive to perform at high levels and maximize Company performance without focusing exclusively on compensation performance metrics to the detriment of other important business metrics;

•

Metrics balance short-term and long-term goals. Our incentive compensation metrics are balanced between short-term corporate business and financial objectives, namely EBITDA for the annual cash incentive opportunity, and long-term stock-based and financial performance objectives, which are effected through an equally weighted mix of restricted stock that generally vests ratably over a three-year period and performance shares that vest at the end of a three-year performance period based on benchmarked TSR performance;

•

Individual performance is emphasized. We place an emphasis on individual, non-financial performance metrics in determining final individual compensation amounts, serving to restrain the influence of formulae and objective factors on incentive pay and providing the Compensation Committee with discretion to adjust compensation downward if behaviors are not consistent with our business objectives and values;

•

Incentive programs have performance thresholds and are capped. Both the AIP opportunity and performance share awards have threshold payout levels, which ensure that incentive compensation is reduced or eliminated altogether if minimum performance levels are not achieved, as well as maximum payout levels, which helps avoid excessive total compensation and reduces the incentive to engage in unnecessarily risky behavior;

•

Compensation is benchmarked. The Compensation Committee benchmarks compensation against both the benchmark peer group and other compensation data from the broader market to ensure compensation programs are consistent with industry practice; and

•

Executives have ownership guidelines. Our officers have equity ownership guidelines, which further encourage a long-term focus on sustainable performance and further align our officers’ interests with those of our stockholders, and they are prohibited from pledging stock and engaging in transactions designed to hedge against the value of the Company’s stock.

2016 Proxy Statement	45

Compensation & Talent Development Committee Report

The Compensation Committee of the Board of Directors of the Company is currently comprised of four independent directors, Linda Livingstone (Chair), Michael Gambrell, William Quinn and Robert Swartz.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, set forth above in this proxy statement, with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended March 31, 2016.

Linda A. Livingstone, Chair

Michael R. Gambrell

William F. Quinn

Robert M. Swartz

2016 Proxy Statement	46

Summary Compensation Table

The following table sets forth compensation information for our Named Executive Officers—the individuals who served during fiscal 2016 as principal executive officer and principal financial officer of the Company and the three other most highly compensated executive officers of the Company serving at the end of fiscal 2016 (as of the end of fiscal 2016, the Company only had four executive officers). Compensation amounts for years prior to fiscal 2016 are not shown, as the Company did not commence operations until September 2015.

Name and Principal Position	Year(1)	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)

Joseph B. Armes	2016	250,000	—	1,873,052(5)	850,681(6)	1,058,726(7)	9,402	24,188	4,066,049

Chairman and

Chief Executive Officer

Christopher J. Mudd	2016	155,422	—	299,961(8)	—	200,000	—	18,328	673,711

President and

Chief Operating Officer

Kelly Tacke(9)	2016	131,325	—	1,049,750(10)	705,861(6)	627,418(11)	4,538	14,641	2,533,533

Former Chief Financial Officer

Luke E. Alverson(12)	2016	24,062	15,000	160,225(13)	—	8,809	—	2,358	210,454

Senior VP, General Counsel and Secretary

(1)

The Company’s fiscal year begins April 1 and ends March 31. Compensation amounts reported for 2016 represent partial year amounts earned by the executive officers in fiscal 2016, commencing with the Spin-Off Date or first date of employment. As the Named Executive Officers did not receive compensation from the Company prior to fiscal 2016, only compensation amounts for fiscal 2016 are presented.

(2)

Represents the grant date fair value of long-term equity incentive awards under the Company’s LTIP computed in accordance with FASB ASC 718 “Compensation—Stock Compensation”, including the impact of forfeitures. The incentive awards are granted in the form of restricted stock, which generally vest ratably over a three-year period, and performance shares. The performance criteria for the performance share awards is based on the Company’s TSR over a three-year period compared to the TSR of the Company’s applicable benchmark peer group for the same period, as described in further detail under “—Elements of the Executive Compensation Program—Long-Term Incentives—Performance Share Awards” above. The reported value of the performance awards is computed based on the grant date estimate of compensation cost to be recognized over the three-year period, which was 100%, or “target”. Payout for the performance share awards can range from 0 shares to a maximum of 100%. Assumptions used in the valuations are discussed in Note 5 to the Company’s audited consolidated financial statements for the year ended March 31, 2016 in the Annual Report.

(3)

The amounts in this column include an annual cash incentive bonus for 2016 under the Company’s AIP that was earned in fiscal 2016. These amounts were accrued in the Company’s fiscal 2016 financial statements but were not actually paid until June 2016, the first quarter of fiscal 2017.

2016 Proxy Statement	47

(4)	The following table shows the components of this column for the Named Executive Officers, calculated at the aggregate incremental cost to the Company:

Name	Retirement Plan Contributions(A)	Insurance Premiums(B)	Total

Joseph B. Armes	$15,000	$9,188	$24,188

Christopher J. Mudd	8,333	9,996	18,328

Kelly Tacke	7,880	6,762	14,641

Luke E. Alverson	—	2,358	2,358

(A)

Includes Company contributions to the Named Executive Officers under the Company’s 401(k) retirement plan. No contributions to the Employee Stock Ownership Plan were made by the Company in fiscal 2016 following the Spin-Off, though contributions are expected in future years.

(B)	Includes annual premiums for group term life insurance, the Company’s portion of annual premiums for medical, dental and vision benefits and the Company’s portion of disability premiums.

(5)

Includes annual equity grants made under the Company’s LTIP (34,090 shares), as well as restricted stock issued in conversion of existing CSWC restricted stock awards pursuant to the Spin-Off (47,000 shares). For the grants made under the Company’s LTIP, award values were calculated using a price per share of $30.80, the closing market price of the Company’s common stock as reported by NASDAQ on October 1, 2015, the date of grant. The annual equity grant includes 22,727 shares ($699,992) of restricted stock and 11,363 performance shares ($349,980), which represents the target award and the maximum potential value at the date of grant.

(6)	Granted to convert existing CSWC stock option awards pursuant to the Spin-Off.
(7)

Includes $633,726 expensed by the Company for cash incentive awards Mr. Armes is eligible to receive from CSWC under the CSWC Spin Off Compensation Plan. The Company is not responsible for making the associated cash payment to Mr. Armes.

(8)

Calculated using a price per share of $30.80, the closing market price of the Company’s common stock as reported by NASDAQ on October 1, 2015, the date of grant. Includes 6,493 shares ($199,984) of restricted stock and 3,246 performance shares ($99,977), which represents the target award and the maximum potential value at the date of grant.

(9)	Ms. Tacke transitioned from her role with the Company effective June 15, 2016.
(10)

Includes annual equity grants made under the Company’s LTIP (8,521 shares), as well as restricted stock grants issued in conversion of existing CSWC restricted stock awards pursuant to the Spin-Off (46,200 shares). For the grants made under the Company’s LTIP, award values were calculated using a price per share of $30.80, the closing market price of the Company’s common stock as reported by NASDAQ on October 1, 2015, the date of grant. The annual equity grant includes 5,681 shares ($174,975) of restricted stock and 2,840 performance shares ($87,472), which represents the target award and the maximum potential value at the date of grant.

(11)

Represents amounts expensed by the Company for cash incentive awards Ms. Tacke is eligible to receive from CSWC under the CSWC Spin Off Compensation Plan. The Company is not responsible for making the associated cash payment to Ms. Tacke. Ms. Tacke did not receive an annual incentive award for fiscal 2016.

(12)

Mr. Alverson commenced employment effective February 29, 2016. His compensation shown reflects partial year amounts through March 31, 2016, the end of the fiscal year. Amount shown in the “Bonus” column represents a one-time cash sign-on award.

(13)

Calculated using a price per share of $30.49, the closing market price of the Company’s common stock as reported by NASDAQ on March 1, 2016, the date of grant. Includes 5,255 shares ($160,225) of restricted stock received as a one-time sign on grant (the shares vest ratably over a three-year period on each annual anniversary of the grant).

2016 Proxy Statement	48

2016 Grants of Plan-Based Awards

The following table sets forth certain information with respect to 2016 plan-based awards granted to the Named Executive Officers for the year ended March 31, 2016.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or		All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)		Options (#)(2)	Awards ($/Sh)	Awards ($)(3)
Joseph B. Armes	10/1/2015	(4)	187,500	375,000	750,000	—	—	—	—		—	—	—
	10/1/2015		—	—	—	5,682	11,363	11,363	—		—	—	349,980(5)
	10/1/2015		—	—	—	—	—	—	22,727	(6)	—	—	699,992
	9/18/2015		—	—	—	—	—	—	47,000	(7)	—	—	823,080
	10/14/2015		—	—	—	—	—	—	—		29,877	25.52	353,195
	10/14/2015		—	—	—	—	—	—	—		85,981	25.23	497,486
Christopher J. Mudd	10/1/2015	(4)	75,750	151,500	303,000	—	—	—	—		—	—	—
	10/1/2015		—	—	—	1,623	3,246	3,246	—		—	—	99,977(5)
	10/1/2015		—	—	—	—	—	—	6,493	(6)	—	—	199,984
Kelly Tacke	10/1/2015	(4)	65,663	131,325	262,650	—	—	—	—		—	—	—
	10/1/2015		—	—	—	1,420	2,840	2,840	—		—	—	87,472(5)
	10/1/2015		—	—	—	—	—	—	5,681	(6)	—	—	174,975
	9/18/2015		—	—	—	—	—	—	46,200	(7)	—	—	760,434
	10/14/2015		—	—	—	—	—	—	—		24,897	23.11	208,375
	10/14/2015		—	—	—	—	—	—	—		85,981	25.23	497,486
Luke E. Alverson	2/29/2016	(4)	4,584	9,167	18,334	—	—	—	—		—	—	—
	3/1/2016		—	—	—	—	—	—	5,255	(6)	—	—	160,225
(1)

The number of shares listed represents long-term equity incentive awards in the form of performance shares under the Company’s LTIP. The performance criteria for these awards is based on the Company’s TSR from October 1, 2015 through March 31, 2018 compared to the TSR performance of the Company’s benchmark peer group for the same period, as described in further detail under “—Elements of the Executive Compensation Program—Long-Term Incentives—Performance Share Awards” above.

(2)

These options were issued in connection with the Spin-Off of the Company from CSWC to convert existing option awards to acquire shares of CSWC, as provided by the Employee Matters Agreement and consistent with the treatment of shares in the Spin-Off.

(3)	These amounts represent the fair value, as determined under FASB ASC Topic 718, of the awards based on the grant date fair value estimated by the Company for financial reporting purposes.
(4)

Under the AIP, the primary performance measures are internally defined metrics based on EBITDA and achievement of individual performance metrics. Actual amounts payable under the AIP, if payable, can range from 50% (Threshold) to 200% (Maximum) of the target amounts for the Named Executive Officers based upon the extent to which performance under the foregoing criteria meets, exceeds or is below the target. The “Threshold”, “Target” and “Maximum” amounts shown represent a pro-rated portion of the full year target amount, in proportion to the number of months each Named Executive Officer was employed during fiscal 2016. Actual payout for the EBITDA metric (60% of total AIP) in 2016 was 93.5% of the target amount.

(5)

Represents the fair value on the date of grant, as described in footnote (3), of the “target” award, which is the probable amount. During the performance period, as described in footnote (1), earned and unearned compensation expense is adjusted based on changes in the expected achievement of the performance targets. As of March 31, 2016, the Company estimated vesting of this award at 75% of the “target” award based on expected achievement of performance targets.

(6)

The amounts shown reflect the numbers of shares of restricted stock granted to each Named Executive Officer pursuant to the Company’s 2015 Equity and Incentive Compensation Plan. The shares generally vest ratably over a three-year period on each annual anniversary of the date of grant.

(7)

These shares of restricted stock were issued in connection with the Spin-Off of the Company from CSWC to convert existing CSWC restricted stock awards, as provided by the Employee Matters Agreement and consistent with the treatment of shares in the Spin-Off.

2016 Proxy Statement	49

Outstanding Equity Awards at Year-End 2016

The following table sets forth certain information with respect to outstanding equity awards as of March 31, 2016 with respect to the Named Executive Officers.

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)	(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(2) ($)
Joseph B. Armes	6,573	9,859	25.52	7/15/2023	53,727	(3)	1,692,401		11,363	(4)	183,267
	5,378	8,067	25.52	7/15/2023
	28,660	57,321	25.23	8/28/2024
Christopher J. Mudd	—	—	—	—	6,493	(5)	204,530		3,246	(4)	51,125
Kelly Tacke	4,017	6,026	23.11	1/20/2024	36,748	(6)	1,157,562		2,840	(4)	44,730
	5,942	8,912	23.11	1/20/2024
	28,660	57,321	25.23	8/28/2024
Luke E. Alverson	—	—	—	—	5,225	(7)	164,588		—		—

(1)

All option awards shown in this table represent stock options issued in conversion of CSWC stock option awards granted prior to the Spin-Off. The stock option issuances converted existing CSWC stock option awards consistent with the treatment of shares in the Spin-Off.

(2)

Calculated using a price per share of $31.50, the closing market price of the Company’s common stock as reported by NASDAQ on March 31, 2016, the end of the Company’s last completed fiscal year. Concerning all performance awards, the amounts of shares used in calculating the payout values assumes the achievement of threshold performance, which would result in the target unit amounts presented in the table vesting at 50%.

(3)

Includes 28,000 restricted shares issued in conversion of outstanding CSWC restricted share awards granted prior to the Spin-Off. These conversion shares vest as follows: 14,000 on December 29, 2016; and 14,000 shares on December 29, 2017. The remaining 22,727 shares represent restricted stock granted under the Company’s LTIP, and vest as follows: 7,575 shares on October 1, 2016; 7,576 shares on October 1, 2017; and 7,576 shares on October 1, 2018.

(4)

These shares represent target long-term equity incentive awards in the form of performance shares under the Company’s LTIP. The performance measure set for this plan is based on the Company’s TSR over the period from October 1, 2015 through March 31, 2018 compared to the TSR’s of the Company’s benchmark peer group for the same period. Payouts can range from 0 shares to a maximum of 100% of the shares granted.

As of March 31, 2016, the Company estimated vesting of, and therefore expensed, these awards at 100% of the target shares presented based on expected achievement of performance targets.
(5)	Shares of restricted stock vest as follows: 2,164 shares on October 1, 2016; 2,164 shares on October 1, 2017; and 2,165 shares on October 1, 2018.
(6)

Includes 28,667 restricted shares issued in conversion of outstanding CSWC restricted share awards granted prior to the Spin-Off. These conversion shares vest as follows: 14,000 on December 29, 2016; and 14,000 shares on December 29, 2017. The remaining 5,681 shares represent restricted stock granted under the Company’s LTIP, and vest as follows: 1,893 shares on October 1, 2016; 1,894 shares on October 1, 2017; and 1,894 shares on October 1, 2018.

(7)	Shares of restricted stock vest as follows: 1,741 shares on March 1, 2017; 1,742 shares on March 1, 2018; and 1,742 shares on March 1, 2019.

2016 Proxy Statement	50

2016 Option Exercises and Stock Vested

The following table sets forth certain information with respect to stock option exercises and restricted stock vesting during the fiscal year ended March 31, 2016 with respect to the Named Executive Officers.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares		Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting		on Vesting
Name	(#)	($)	(#)		($)

Joseph B. Armes	—	—	14,000	(1)	525,840

Christopher J. Mudd	—	—	—		—

Kelly Tacke	—	—	14,333	(1)	538,347

Luke E. Alverson	—	—	—		—

(1)

Represents vesting of restricted stock on December 29, 2015 that were issued to the recipient in September 2015 to convert existing CSWC restricted stock grants under the CSWC Spin Off Compensation Plan.

2016 Pension Benefits

The following table sets forth certain information as of March 31, 2016 with respect to pension benefits attributable to our Named Executive Officers. Please refer to “—Elements of the Executive Compensation Program—Legacy Pension Plans” above for a narrative description of the material factors necessary to an understanding of our pension plans.

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Joseph B. Armes	Qualified Retirement Plan	2.25	76,358	—
	Restoration Plan	2.25	88,267	—
Christopher J. Mudd	—	—	—	—
	—	—	—	—
Kelly Tacke	Qualified Retirement Plan	1.83	80,940	—
	Restoration Plan	1.83	18,674	—
Luke E. Alverson	—	—	—	—

(1)

The pension plans listed represent legacy plans assumed from CSWC in connection with the Spin-Off. The plans listed were frozen on October 1, 2015, and no benefits have accrued to any plan participant following that date. The present value of accumulated benefit shown is an actuarial present value derived from the plans’ provisions, which is influenced by credited service and based on the mortality and discount rate assumptions used for financial reporting purposes (but excluding pre-retirement mortality). Assumptions used in the valuations are discussed in Note 11 to the Company’s audited consolidated financial statements for the year ended March 31, 2016 in the Annual Report.

Potential Payments upon Termination or Change-In-Control

The information below describes certain compensation that would have been paid under existing plans and contractual arrangements to the Named Executive Officers in the event of a termination of such executive’s employment with the Company or change-in-control of the Company, assuming such events occurred on March 31, 2016. Amounts shown therefore include amounts earned through such time and are estimates of the amounts that would have been paid out to

2016 Proxy Statement	51

the executives upon their termination or a change-in-control (based upon the executive’s compensation and service levels as of such date and the closing price of the Company’s common stock on March 31, 2016 of $31.50). The actual amounts to be paid out can only be determined at the time of a change-in-control or such executive’s termination of employment with the Company. Upon any termination of employment, each of the Named Executive Officers would also be entitled to the vested amounts, if any, shown in the “2016 Pension Benefits” table above.

Quantification of Potential Payments

The following table sets forth the estimated value of the potential payments to each of the Named Executive Officers, assuming the executive’s employment had terminated on March 31, 2016. For the events of termination involving a change-in-control, we assumed that the change-in-control also occurred on that date. In addition to the payments set forth in the following tables, the Named Executive Officers may receive certain payments upon their termination or a change-in-control pursuant to the legacy pension plans. Previously vested benefits under such plans for each Named Executive Officer are disclosed in the “2016 Pension Benefits” table.

Triggering Event	Compensation Component			Payout ($)

		Joseph B.		Chris J.		Luke E.
		Armes	(1)	Mudd	Kelly Tacke	Alverson

Death	Life insurance benefit (third-party payment)	50,000		50,000	50,000	50,000

	Immediate vesting of equity awards(2)	2,682,200		306,779	1,919,409	164,588

	Total	2,732,000		356,779	1,969,409	214,588

Disability	Immediate vesting of equity awards(2)	2,682,200		306,779	1,919,409	164,588

	Total	2,682,200		306,779	1,919,409	164,588

Termination Without Cause	Termination payment(3)	2,500,000		303,000	—	275,000

by the Company	Target annual incentive award	—		—	—	—

	Immediate vesting of certain conversion equity awards(2)(4)	882,000		—	903,011	—

	Total	3,382,000		303,000	903,011	275,000

Change-in-Control—	Immediate vesting of equity awards(2)	2,682,200		306,779	1,919,409	164,588

Employment Continues	Total	2,682,200		306,779	1,919,409	164,588

Change-in-Control—	Termination payment(3)	2,500,000		303,000	—	275,000

Termination Without Cause	Immediate vesting of equity awards(2)	2,682,200		306,779	1,919,409	164,588
by the Company	Immediate vesting of certain conversion equity awards(4)	882,000		—	903,011	—

	Health & welfare benefit	44,472		—	—	—

	Total	6,108,672		609,779	2,822,420	439,588

(1)

Amounts shown for Mr. Armes are determined in accordance with the terms of his employment agreement, discussed under “Additional Executive Compensation Information—Chief Executive Officer Compensation in 2016”.

(2)

These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of event was equal to the closing price of the Company’s common stock on March 31, 2016 ($31.50).

(3)	Benefits are provided under applicable employment or severance agreements.
(4)	Represents conversion equity issuances pursuant to the CSWC Spin Off Compensation Plan, discussed under “Additional Executive Compensation Information—CSWC Spin Off Compensation Plan”.

2016 Proxy Statement	52

PROPOSAL TWO:	ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board is providing stockholders the opportunity to cast an advisory vote on the compensation of our Named Executive Officers pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”). This proposal, commonly known as a “Say on Pay” proposal, gives our stockholders the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our Named Executive Officers.

The Board values the opinions of the Company’s stockholders as expressed through their votes and other communications. This Say on Pay vote is advisory, meaning that it is not binding on the Compensation Committee or Board. This vote will not affect any compensation already paid or awarded to any Named Executive Officer, nor will it overrule any decisions the Board has made. Nonetheless, the Compensation Committee and the Board will review and carefully consider the outcome of the advisory vote on executive compensation when making future decisions regarding our executive compensation programs and policies.

We design our executive compensation programs to implement our core objectives of attracting and retaining key leaders, rewarding current performance, driving future performance and aligning the long-term interests of our executives with those of our stockholders. Stockholders are encouraged to read the CD&A section of this proxy statement, including the “Executive Summary”. In the CD&A, we have provided stockholders with a description of our compensation programs, including the philosophy and strategy underpinning the programs, the individual elements of the compensation programs and how our compensation plans are administered.

We believe stockholders should consider the following financial performance data and compensation design elements when voting on this proposal:

•

Concerning our annual incentive plan, the EBITDA performance metric was 96.1% of plan, appropriately resulting in an annual incentive award percentage payout of 93.5% of target with respect to that metric.

•	On average, the Named Executive Officers had 67.1% (or 81.1% in the case of the CEO) of their target pay “at risk,” or dependent upon both the Company’s and each individual’s performance.

•

Maximum payout levels for the annual cash incentive award are capped at 200% of target, with formulaic positive or negative adjustment for financial and individual performance, and the performance share award payouts are capped at 100% of target, which avoids excessive total compensation and reduces the incentive to engage in unnecessarily risky behavior.

•

The annual cash incentive award and the performance share award have threshold payout levels, ensuring that incentive compensation is reduced or eliminated altogether if minimum performance levels are not achieved.

•	Our officers are subject to equity ownership guidelines, which further encourage a long-term focus on sustainable performance and align our officers’ interests with those of our stockholders.

•	Our officers are prohibited from engaging in transactions designed to hedge against the value of the Company’s stock.

•	The Company does not provide perquisites.

2016 Proxy Statement	53

The Board believes that the Company’s executive compensation programs use appropriate structures and sound pay practices to promote achieving our core objectives. Accordingly, the Board recommends that you vote in favor of the following resolution:

“RESOLVED, that the CSW Industrials, Inc. stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the section of this Proxy Statement entitled ‘Executive Compensation’.”

Required Vote and Recommendation

Approval of this proposal will require the affirmative vote of a majority of the votes cast in person or represented by proxy. Abstentions will not count as votes cast on this proposal. Therefore, abstentions will have no effect on the proposal. Additionally, broker non-votes will not be considered to have voted on this proposal, and therefore will have no effect on the proposal. The individuals named as proxies on the enclosed proxy card will vote your proxy “FOR” this proposal unless you instruct otherwise on the proxy or you withhold authority to vote.

The advisory vote on executive compensation is non-binding, meaning that our Board will not be obligated to take any compensation actions, or to adjust our executive compensation programs or policies, as a result of the vote. Notwithstanding the advisory nature of the vote, the resolution will be considered passed with the affirmative vote of a majority of the votes cast at the Annual Meeting.

The Board recommends that you vote “FOR” the approval of this advisory vote on Executive Compensation.

2016 Proxy Statement	54

PROPOSAL THREE:	ADVISORY VOTE ON FREQUENCY OF CONDUCTING THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

As discussed under “Proposal Two: Advisory Vote on Executive Compensation”, the Company will periodically include in the proxy materials for a stockholder’s meeting where executive compensation disclosure is required, a Say on Pay vote to approve the compensation of Named Executive Officers. This Proposal Three gives our stockholders the opportunity to advise our Board how often we should conduct the advisory Say on Pay vote and is being submitted to shareholders as required by Section 14A of the Exchange Act. Accordingly, we are requesting your advisory vote to determine whether a Say on Pay vote will occur every one, two or three years.

The Board values the opinions of the Company’s stockholders as expressed through their votes and other communications. The frequency of the Say on Pay vote is advisory, meaning that it is not binding on the Compensation Committee or Board. Nonetheless, the Compensation Committee and the Board will review and carefully consider the outcome of this advisory vote when considering how frequently we should conduct an advisory Say on Pay vote on the compensation of our Named Executive Officers.

After careful consideration of the various arguments supporting each frequency level, the Board currently believes that submitting the advisory vote on executive compensation to shareholders on an annual basis is appropriate for the Company and its stockholders. An annual vote allows our stockholders to provide us with regular and timely feedback on important issues such as our executive compensation programs and policies as disclosed in the Company’s proxy statement each year.

The enclosed proxy card gives you four choices for voting on this item. You can choose whether the Say on Pay vote should be conducted every one year, every two years or every three years. You may also abstain from voting on this proposal. Stockholders are not voting to approve or disapprove the Board’s recommendation.

Required Vote and Recommendation

Generally, a proposal presented to stockholders, such as Proposal Three, will be approved by the affirmative vote of the votes cast in person or represented by proxy. However, if none of the frequency options—every one year, every two years or every three years—receives the required majority vote, the option receiving the greatest number of votes will be considered the frequency preferred by the stockholders. Although this vote is not binding on the Board, the Board will take into account the outcome of this vote when making future decisions about the frequency for holding an advisory vote on executive compensation.

The advisory vote on the frequency of conducting the Say on Pay vote is a non-binding vote, meaning that the Company will not be obligated to conduct the Say on Pay vote with the frequency chosen by our stockholders at the Annual Meeting. Abstentions and broker non-votes will have no effect on the proposal. Notwithstanding the advisory nature of the vote, the frequency option that receives the highest number of votes cast at the Annual Meeting will be considered passed.

The Board recommends that you vote for conducting an annual Say on Pay vote.

2016 Proxy Statement	55

CERTAIN RELATIONSHIPS AND

RELATED TRANSACTIONS

The Company has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater-than-5% beneficial owners and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year.

The policy provides that the N&CG Committee reviews transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the N&CG Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, the Board has delegated authority to the Chairman of the N&CG Committee to pre-approve or ratify transactions where the aggregate amount involved is expected to be less than $1 million. A summary of any new transactions pre-approved by the Chairman is provided to the full N&CG Committee for its review in connection with each regularly scheduled N&CG Committee meeting.

The N&CG Committee has considered and adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include:

•

business transactions with other companies in which a related person’s only relationship is as an employee, director or less-than-10% beneficial owner if the amount of business falls below the thresholds in NASDAQ’s listing standards and the Company’s director independence standards; and

•

charitable contributions, grants or endowments to a charitable organization where a related person is an employee if the aggregate amount involved does not exceed the greater of $1 million or 2% of the organization’s total annual receipts.

The N&CG Committee was not requested to and did not approve any transactions required to be reported under applicable SEC rules in 2016.

2016 Proxy Statement	56

SECURITY OWNERSHIP OF DIRECTORS AND

CERTAIN EXECUTIVE OFFICERS

The following table sets forth as of May 31, 2016 ownership of Company common stock by members of the Board, each Named Executive Officer of the Company listed in the “Summary Compensation Table” individually and all members of the Board and all executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each stockholder identified possesses sole voting and investment power with respect to his or her shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class

Joseph B. Armes	159,585(2)	1.0%

Christopher J. Mudd	22,189	*

Kelly Tacke	104,710(3)	*

Luke E. Alverson	7,456	*

Gregg W. Branning(4)	—	*

Michael R. Gambrell	9,435	*

Linda A. Livingstone	2,435	*

William F. Quinn	10,825	*

Robert M. Swartz	3,436	*

All members of the Board and officers as a group (9 individuals)	320,071	2.0%

  *Less than 1%.

(1)

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and, unless otherwise indicated, represents securities for which the beneficial owner has sole voting and investment power. Any securities held in the name of and under the voting and investment power of a spouse of an executive officer or director have been excluded. For each person or group, also includes any securities that person or group has the right to acquire within 60 days pursuant to stock options under certain Company stock option and incentive plans.

(2)

Includes 46,586 shares of common stock that Mr. Armes has the right to acquire within 60 days pursuant to stock options. Also includes 9,502 shares owned by a family trust of which Mr. Armes and his spouse are 50% owners of the general partner.

(3)	Includes 43,598 shares of common stock that Ms. Tacke has the right to acquire within 60 days pursuant to stock options.
(4)	Mr. Branning was appointed as Executive Vice President and Chief Financial Officer effective June 9, 2016.

2016 Proxy Statement	57

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS

The following stockholders reported to the SEC that they beneficially own more than 5% of the Company’s common stock. The information is presented as of March 31, 2016 and is based on stock ownership reports on Schedule 13G filed with the SEC and subsequently provided to us. We know of no other stockholder holding 5% or more of the Company’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class

Moab Capital Partners, LLC 15 East 62nd Street New York, New York 10065	1,365,601(2)	8.8%

Zuckerman Investment Group, LLC 155 N. Wacker Drive, Suite 1700 Chicago, Illinois 60606	1,196,864(3)	7.7%

Newtyn Management, LLC 599 Lexington Ave., 41st Floor New York, New York 10022	1,190,853(4)	7.6%

Evercore Trust Company, N.A. 55 East 52nd Street, 36th Floor New York, New York 10055	1,178,439(5)	7.6%

First Manhattan Co. 399 Park Avenue New York, New York 10022	918,159(6)	5.9%

(1)

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and, unless otherwise indicated, represents securities for which the beneficial owner has sole voting and investment power.

(2)

Based on a Schedule 13G filed with the SEC on February 16, 2016. The filing indicates sole voting power for 1,365,601 shares, shared voting power for 0 shares, sole dispositive power for 1,365,601 shares and shared dispositive power for 0 shares.

(3)

Based on a Schedule 13G filed with the SEC on February 12, 2016. The filing indicates sole voting power for 0 shares, shared voting power for 1,196,864 shares, sole dispositive power for 0 shares and shared dispositive power for 1,196,864 shares.

(4)

Based on a Schedule 13G/A filed with the SEC on February 16, 2016. The filing indicates sole voting power for 1,190,853 shares, shared voting power for 0 shares, sole dispositive power for 1,190,853 shares and shared dispositive power for 0 shares.

(5)

Based on a Schedule 13G filed with the SEC on February 10, 2016. The filing indicates sole voting power for 219,316 shares, shared voting power for 959,123 shares, sole dispositive power for 219,316 shares and shared dispositive power for 0 shares.

(6)

Based on a Schedule 13G filed with the SEC on February 12, 2016. The filing indicates sole voting power for 0 shares, shared voting power for 912,659 shares, sole dispositive power for 0 shares and shared dispositive power for 918,159 shares.

2016 Proxy Statement	58

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information about our common stock that may be issued upon the exercise of options granted under the CSW Industrials, Inc. Equity and Incentive Compensation Plan (the “Equity Plan”). The Equity Plan was initially approved by the Company’s sole stockholder, CSWC, prior to consummation of the Spin-Off.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Option, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)

Equity compensation plans approved by securities holders	362,513	$24.53	1,404,083

Equity compensation plans not approved by securities holders	—	—	—

Total	362,513	$24.53	1,404,083

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and any person beneficially owning more than 10% of the Company’s common stock to file reports of ownership and any changes in ownership with the SEC. Based solely on the Company’s review of reports furnished to the Company and representations provided to the Company by persons required to file reports under Section 16 of the Exchange Act, the Company’s directors, executive officers and greater than 10% beneficial owners properly and timely complied with their Section 16(a) filing requirements during the fiscal year ended March 31, 2016, with the following exceptions: a Form 4 for Chris Mudd regarding an open market purchase of Company shares on December 11, 2015; a Form 3 for Mark Lee regarding his appointment as an executive officer of the Company on January 4, 2016; a Form 4 for Mark Lee regarding a restricted stock award of Company shares on January 4, 2016; a Form 4 for Craig Foster regarding a restricted stock award of Company shares on January 4, 2016; and a Form 4 for William Quinn regarding an open market purchase of Company shares on February 25, 2016.

2016 Proxy Statement	59

PROPOSAL FOUR:	RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2017

The Audit Committee has approved Grant Thornton LLP (“GT”) to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2017.

We are asking our stockholders to ratify the appointment of GT as our independent registered public accounting firm. Although stockholder ratification is not required by our Bylaws or otherwise, the Board is submitting this proposal for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee may consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Required Vote and Recommendation

The proposal to ratify the appointment of GT to serve as the Company’s independent registered public accounting firm for fiscal 2017 requires the affirmative vote of a majority of the votes cast in person or represented by proxy. Abstentions will not count as votes cast on this proposal. Therefore, abstentions will have no effect on the proposal. Additionally, broker non-votes will not be considered to have voted on this proposal, and therefore will have no effect on the proposal. The individuals named as proxies on the enclosed proxy card will vote your proxy “FOR” ratifying the appointment of GT unless you instruct otherwise on the proxy or unless you withhold authority to vote.

The Board recommends that you vote “FOR” the ratification of appointment of Grant Thornton LLP to serve as our independent registered public accounting firm for fiscal 2017.

2016 Proxy Statement	60

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of the Company is comprised of three independent directors: William Quinn (Chair), Linda Livingstone and Robert Swartz. The Audit Committee operates under a written charter adopted by the Board. The Audit Committee met two times in fiscal 2016, which was a partial year following the Company’s spin-off from Capital Southwest Corp.

Management has primary responsibility for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on this audit. The Audit Committee’s responsibility is to monitor and oversee this process, including the engagement of the independent auditors, the pre-approval of their annual audit plan and the review of their annual audit report.

In this context, the Audit Committee has met and held detailed discussions with management on the Company’s consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and that these statements fairly present the financial condition and results of operations of the Company for the period described. The Audit Committee has relied upon this representation without any independent verification, except for the work of Grant Thornton LLP (“GT”), the Company’s independent registered public accounting firm. The Audit Committee also discussed these statements with GT, both with and without management present, and has relied upon their reported opinion on these financial statements.

The Audit Committee further discussed with GT matters required to be discussed by standards, including Public Company Accounting Oversight Board (“PCAOB”) 16 “Communication with Audit Committees”. In addition, the Audit Committee received from GT the written disclosures and letter required by applicable requirements of the PCAOB regarding GT’s communications with the Audit Committee concerning its independence, and has discussed with GT its independence from the Company and its management.

Based on these reviews and discussions, including the Audit Committee’s specific review with management of the Company’s Annual Report and based upon the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report filed with the SEC.

William F. Quinn, Chair

Linda A. Livingstone

Robert M. Swartz

2016 Proxy Statement	61

OTHER AUDIT INFORMATION

Relationship with Independent Registered

Public Accounting Firm

The Audit Committee appointed GT to serve as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2016. In this role, GT audits the financial statements of the Company. Representatives from GT will be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders. They will have the opportunity to make a statement if they desire to do so.

Audit and Non-Audit Fees and Services

The following table summarizes the aggregate fees (excluding value added taxes) for professional services incurred by the Company for the audits of its 2016 financial statements and other fees billed to the Company by GT in 2016. In general, the Company retains GT for services that are related to or an extension of the Company’s annual audit.

2016

Audit Fees(1)	$699,337

Audit Related Fees(2)	14,300

Total Audit Related Fees	713,637

Tax Compliance	161,727

Tax Consulting/Advisory	—

Total Tax Fees	161,727

All Other Fees	—

Total Fees	$875,364
(1)	Represents fees for the audit of our annual financial statements, internal controls and review of our quarterly financial statements.
(2)	Represents professional services provided in connection with the audit of the legacy pension plan for our employees.

The Audit Committee pre-approved all of the audit and non-audit fees described above for the year ended March 31, 2016 in accordance with its approval policy discussed below.

Audit Committee Approval Policy

The Audit Committee approves all proposed services and related fees to be rendered by the Company’s independent registered public accounting firm prior to their engagement. Services to be provided by the Company’s independent registered public accounting firm generally include audit services, audit-related services and certain tax services. All fees for the annual audit or audit-related services to be performed by the Company’s independent registered public accounting firm are itemized for the purposes of approval. The Audit Committee approves the scope and timing of the external audit plan for the Company and focuses on any matters that may affect the scope of the audit or the independence of the Company’s independent registered public accounting firm. In that regard, the Audit Committee receives certain representations from the Company’s independent registered public accounting firm regarding their independence and permissibility under the applicable laws and regulations of any services provided to the Company outside the scope of those otherwise allowed.

The Audit Committee may delegate its approval authority to the Chairman of the Audit Committee to the extent allowed by law. In the case of any delegation, the Chairman must disclose all approval determinations to the full Audit Committee as soon as possible after such determinations have been made.

2016 Proxy Statement	62

OTHER MATTERS

The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares represented thereby on such matters in accordance with their best judgment.

2016 Proxy Statement	63

Map and Driving Directions to Hilton Dallas Lincoln Centre

Instructions from Dallas/Fort Worth International Airport (DFW):

•	Take the north exit from the airport to I-635 heading east

•	Exit Dallas Parkway/Montfort Drive/Dallas North Tollway South/Inwood Road and continue on the access road

•	The Hilton Dallas Lincoln Centre is on the right, just past the Dallas North Tollway

Instructions from Downtown Dallas:

•	Take the Dallas North Tollway heading north

•	Exit Harvest Hill Road and turn right onto Harvest Hill Road

•	The Hilton Dallas Lincoln Centre is on the left

CSW INDUSTRIALS, INC. 5420 LYNDON B. JOHNSON FREEWAY SUITE 500 DALLAS, TX 75240

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			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
			☐	☐	☐
1.	Election of Director

Nominees

01)	Michael Gambrell

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain			For	Against	Abstain

2.	To approve, by non-binding vote, executive compensation.		☐	☐	☐	5. In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.		☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made this proxy will be voted FOR items 1, 2, FOR 1 year on item 3 and FOR items 4 and 5. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

3.	To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐
The Board of Directors recommends you vote FOR proposals 4 and 5.			For	Against	Abstain
4.	The ratification of Grant Thornton LLP to serve as independent registered public accounting firm for the fiscal year ended March 31, 2017.		☐	☐	☐
For address change/comments, mark here. (see reverse for instructions)					☐
			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com.

CSW INDUSTRIALS, INC.

This proxy is solicited on behalf of the Board of Directors

Annual Meeting of Stockholders

August 8, 2016

The stockholder(s) hereby appoint(s) Joseph Armes and Robert Swartz, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of CSW INDUSTRIALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 10:00 a.m., Central Time on August 8, 2016, at the Hilton Dallas Lincoln Centre, and any adjournment or postponement thereof.

Participants holding shares in the CSW Industrials, Inc. ESOP: By marking, signing and dating this card or submitting your voting instruction by telephone or internet, you are instructing Evercore Trust Company, N.A., the ESOP trustee to vote the shares of CSW Industrials, Inc. common stock allocated to your ESOP account as instructed. All voting instructions from ESOP plan participant must be received no later than 11:59 P.M. Eastern Time on August 3, 2016. If your instructions are not received by such time, your ESOP shares will be voted as directed by the CSW Industrials, Inc. Committee.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2, FOR 1 YEAR ON PROPOSAL 3 AND FOR PROPOSALS 4 AND 5.

  Address change / comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side